Exhibit 10.15

LOAN AND SECURITY AGREEMENT

Dated as of June 26, 2015

TPG RE FINANCE 4, LLC,

as Borrower

and

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Lender

TRAMONTO MORTGAGE LOAN PARTICIPATION

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SECTION 6	Representations and Warranties	39
6.01	Financial Condition	39
6.02	No Change	39
6.03	Existence; Compliance with Law; Ownership of Borrower	39
6.04	Authorization; Enforceable Obligations	39
6.05	No Legal Bar	40
6.06	No Material Litigation	40
6.07	No Default	40
6.08	Collateral; Collateral Security	40
6.09	Representations Regarding the Asset	41
6.10	Location of Books and Records	41
6.11	Intentionally Omitted	41
6.12	Taxes	41
6.13	Margin Regulations	41
6.14	Investment Company Act; Other Regulations	41
6.15	Special Purpose Entity	41
6.16	FIRPTA	41
6.17	No Prohibited Persons	41
6.18	Borrower Solvent; Fraudulent Conveyance	42
6.19	ERISA	42
6.20	True and Complete Disclosure	42

SECTION 7	Covenants of Borrower	42
7.01	Financial Statements	43
7.02	Existence, Etc. Borrower will:	43
7.03	Performance of Underlying Loan Document Obligations	44
7.04	Notices	44
7.05	Further Identification of Collateral	45
7.06	Reports	45
7.07	Prohibition of Fundamental Changes	45
7.08	Limitation on Liens on Collateral	45
7.09	Limitation on Sale or Other Disposition of Collateral; Permitted Transfers	46
7.10	Limitation on Transactions with Affiliates	47
7.11	Special Purpose Entity	47
7.12	Limitations on Modifications, Waivers and Terminations of and Consents under Underlying Loan Documents	47
7.13	Prohibited Persons	48
7.14	Limitation on Distributions	48
7.15	Elevation; Buy/Sell	48
7.16	Limitation on Transfers of Interests in Borrower	49
7.17	Future Advances Under Underlying Loan Documents	49
7.18	Foreclosure, Exercise of Remedies under Underlying Loan Documents	49

SECTION 8	Events of Default	51

SECTION 9	Remedies Upon Default	53

SECTION 10	No Duty of Lender	54

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SECTION 11	Miscellaneous	54
11.01	Waiver	54
11.02	Notices	54
11.03	Indemnification and Expenses	55
11.04	Amendments	56
11.05	Successors and Assigns	56
11.06	Survival	56
11.07	Captions	56
11.08	Counterparts	56
11.09	GOVERNING LAW; ETC	56
11.10	SUBMISSION TO JURISDICTION; WAIVERS	56
11.11	WAIVER OF JURY TRIAL	57
11.12	Acknowledgments	57
11.13	Hypothecation and Pledge of Collateral	57
11.14	Assignments; Participations	58
11.15	Servicing	60
11.16	Periodic Due Diligence Review	62
11.17	Set-Off	62
11.18	Exculpation	62
11.19	Replacement Guaranty	64
11.20	Deemed Delivery of Notices and Documents Related to Underlying Loan and Mortgaged Property	65

SCHEDULES

SCHEDULE 1	Assets

SCHEDULE 2	Filing Jurisdictions and Offices

SCHEDULE 3	Special Purpose Entity

SCHEDULE 4	Organizational Chart of Borrower

SCHEDULE 5	Asset Documents

SCHEDULE 6	Representations re: Mortgage Loans

SCHEDULE 7	Prohibited Transferees/Limited Transferees

EXHIBITS

EXHIBIT A	Form of Promissory Note

EXHIBIT B	Borrower’s Operating Account

EXHIBIT C	Form of Servicer Notice and Agreement

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LOAN AND SECURITY AGREEMENT

LOAN AND SECURITY AGREEMENT, dated as of June 26, 2015 between TPG RE FINANCE 4, LLC, a Delaware limited liability company (“Borrower”), and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution (together with its successors and assigns, “Lender”).

RECITALS

Borrower wishes to obtain financing with respect to Participation Interest (as defined herein) in a certain Mortgage Loan (as defined herein) more particularly described on Schedule 1 attached hereto (the “Asset”), and Lender has agreed, subject to the terms and conditions of this Loan Agreement (as defined herein), to provide such financing to Borrower.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 Definitions and Accounting Matters.

1.01 Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Section 1.01 or in other provisions of this Loan Agreement in the singular to have the same meanings when used in the plural and vice versa):

“A-Note” shall mean a Mortgage Note evidencing a senior position (or pari passu senior position) in a Mortgage Loan.

“Accepted Servicing Practices” shall have the meaning assigned thereto in Section 11.15(a) hereof.

“Advance” or “Advances” shall mean any disbursement of the proceeds of the Loan by Lender pursuant to the terms of this Agreement (including the Initial Advance and any Additional Advance).

“Additional Advance” shall mean any Advance made by Lender after the Closing Date, provided that the aggregate amount of Additional Advances shall not exceed the Additional Advance Cap, and Additional Advances shall be subject to the terms and conditions of Section 2.07 hereof.

“Additional Advance Cap” shall mean $24,082,349.94; provided that, in the event the Additional Advance Cap (as defined in the Underlying Loan Agreement) allocable to the Asset shall be reduced (such reduction, the “Asset Additional Advance Cap Reduction”) pursuant to the terms and conditions of the Underlying Loan Agreement, then the Additional Advance Cap shall be reduced by an amount equal to the product of (i) such Asset Additional Advance Cap Reduction multiplied by (ii) the Advance Rate.

“Additional Amounts” shall have the meaning assigned thereto in Section 2.09(a).

“Advance Rate” shall mean seventy percent (70%).

“Affiliate” means, with respect to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person, (ii) Controls, is Controlled by, or is under common Control with, such Person, (iii) is a director or officer of such Person or of an Affiliate of such Person and/or (iv) is the spouse, issue or parent of such Person or of an Affiliate of such Person; provided, however, that with respect to Borrower, Guarantor, General Partner, Manager or Sponsor or other subsidiaries of Sponsor, the definition of “Affiliate” shall be limited to each other and subsidiaries of Sponsor that are Controlled, directly or indirectly, by Sponsor.

“Alternative Rate” shall have the meaning assigned thereto in Section 2.04.

“Appraisal Reduction Amount” shall mean, as of any date, an amount equal to the excess, if any, of (a)(i) the principal balance of the Underlying Loan as of such date, (ii) all accrued and unpaid interest on the Underlying Loan at a per annum rate equal to the interest rate on the Underlying Loan, (iii) all currently due and unpaid real estate taxes, ground rents, if applicable, and assessments and insurance premiums and all other amounts (not including any default interest, late charges or other similar fees or charges) due and unpaid with respect to the Underlying Loan, over (b) an amount (not less than zero) equal to ninety percent (90%) of the sum of the appraised value of the Mortgaged Property (based on an updated appraisal), minus the dollar amount of any liens on the Mortgaged Property that are prior to the lien of the Mortgage, plus the aggregate amount of all reserves, letters of credit and escrows held in connection with the Underlying Loan to the extent that such reserves, letters of credit and escrows are permitted to be used by Borrower (or the Underlying Lender), as lender, in reduction of the Underlying Loan. If, following a Trigger Event, Lender obtains any appraisal in connection with determining whether a Control Appraisal Event exists, the cost for any such appraisal shall be paid by Lender if it is determined that no Control Appraisal Event exists (unless the Underlying Borrower is required to pay for the cost of such appraisal, in which case, Borrower shall promptly demand such payment from the Underlying Borrower), otherwise, such cost will be paid by Borrower.

“Asset” shall have the meaning provided in the recitals hereof.

“Asset Documents” shall mean, with respect to the Asset, the documents set forth on Schedule 5 attached hereto.

“Asset File” shall have the meaning assigned thereto in Schedule 5 attached hereto.

“Asset Schedule” shall mean Schedule 1 attached hereto.

“Assignment of Leases” shall mean, with respect to a Mortgaged Property, an assignment of leases, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein such Mortgaged Property is located to reflect the assignment of leases.

“Available Income” shall mean, all Income other than (a) the Underlying Loan Reserves, and (b) Qualified Servicing Expenses.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time, or any successor statute or any rule promulgated pursuant thereto.

“Borrower” shall have the meaning provided in the preamble hereof.

“Borrower’s Funding Percentage” shall mean thirty percent (30%).

“Borrower’s Recourse Liabilities” shall have the meaning set forth in Section 11.18.

“Borrower’s Underlying Loan Percentage” shall mean sixty-five percent (65%).

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in New York City are authorized or obligated by law or executive order to be closed.

“CAE Cure Payment” shall have the meaning set forth in the definition of “Control Appraisal Event”.

“Change of Control” shall mean any of the following events shall have occurred without the prior written approval of Lender: (i) a transfer directly or indirectly of more than a 49% ownership interest in Manager or General Partner, (ii) a change in Control of Borrower, Guarantor, Sponsor, Manager or General Partner; (iii) General Partner is no longer the general partner of, or no longer Controls, Manager; (iv) Manager is no longer the manager of, or no longer Controls, Sponsor; (v) Sponsor shall no longer own, whether directly or indirectly, 100% of the ownership interests in, or no longer Controls, Guarantor; (vi) Guarantor shall no longer own, whether directly or indirectly, 100% of the ownership interests in, or no longer Controls, Borrower; (vii) any merger, reorganization or consolidation of Sponsor or Guarantor where the successor entity is not the Person that is Sponsor or Guarantor as of the date of this Agreement; or (viii) any Transfer of all or substantially all of the assets of Sponsor or Guarantor. Notwithstanding anything to the contrary set forth herein, Lender agrees that a Qualifying IPO shall not be a “Change of Control” requiring Lender’s prior written approval, provided that, (w) after giving effect to such Qualifying IPO, except with respect to clause (v) solely as it relates to Sponsor’s ownership obligations contained therein, Borrower remains in compliance with all of the provisions of this definition, (x) on or prior to the effective date of such Qualifying IPO, Guarantor reaffirms all of its obligations under the Guaranty or a Replacement Guarantor executes and delivers a Replacement Guaranty in accordance with Section 11.19, (y) on or prior to the effective date of such Qualifying IPO, Borrower and Guarantor shall execute and deliver to Lender an amendment of this Loan Agreement in form and substance reasonably acceptable to Lender modifying the terms, covenants and conditions of this Loan Agreement as Lender may reasonably require to reflect the ownership structure of Borrower, Guarantor, Sponsor and their Affiliates after consummation of the Qualifying IPO including revisions to this definition and related definitions and (z) on or prior to the effective date of such Qualifying IPO, Borrower, Guarantor, Sponsor and their Affiliates shall have delivered to Lender opinions, organizational documents, and other customary deliveries as Lender may reasonably require, each in form and substance reasonably acceptable to Lender.

“Closing” shall mean the funding of the Loan by Lender.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986.

“Co-Lender Affiliate” shall mean Lender to the extent that Lender or its Affiliate is a noteholder, co-lender or participant, as applicable, with respect to the Underlying Loan under the Co-Lender Agreement or Participation Agreement, as applicable.

“Co-Lender Agent” shall mean DBTCA and DBAG NY, collectively, as initial Agent under the Co-Lender Agreement, together with their respective successors and assigns.

“Co-Lender Agreement” shall mean that certain Gap Asset Co-Lender Agreement, dated as of February 19, 2015, among TPG RE Finance Trust Sub, Ltd., TPG RE Finance Trust Sub 1, LLC and GACC, as Initial Interest Holders, and DBTCA and DBAGNY, collectively, as Agent, as same may be amended, modified, supplemented and/or restated from time to time; provided, further, that as of the Closing Date, Borrower will execute a joinder to the Co-Lender Agreement pursuant to which Borrower shall become a party thereto.

“Collateral” shall have the meaning provided in Section 4.01(a) hereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean as to any Person, any provision of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any provision of any security issued by such Person.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and the terms Controlled, Controlling and Common Control shall have the correlative meanings; it being understood and agreed that for purposes of determining “Control” as it relates to Borrower, Guarantor or Sponsor, “Person” as used in this definition shall mean Borrower, Guarantor, or Sponsor, as appropriate in the context.

“Control Appraisal Event” shall exist if, following the occurrence of a Trigger Event (except that for purposes of this definition, notwithstanding the definition of “Trigger Event”, a Trigger Event shall be deemed to have occurred thirty (30) days following any default by Underlying Borrower with respect to payment of the entire principal balance of the Underlying Loan, accrued and unpaid interest and other amounts due on the Underlying Loan on or prior to the Underlying Loan Maturity Date (except due to acceleration of the Underlying Loan Maturity Date)), as of any date of determination, (a) (i) the principal balance of the Asset minus (ii) the principal balance of the Loan (the difference between the amounts under sub-clauses (i) and (ii), the “Borrower Principal Balance”), minus (iii) Borrower’s Underlying Loan Percentage of any Appraisal Reduction Amount, is less than (b) 50% of the Borrower Principal Balance; provided, however, Borrower may, within thirty (30) days after the occurrence of any Control Appraisal Event, cure such Control Appraisal Event by making a payment to Lender (to be applied to the principal balance of the Loan) in an amount that, when subtracted from Borrower’s Underlying Loan Percentage of the then current Appraisal Reduction Amount (taking into account any previous cure payments or any previous or contemporaneous Future Funding Paydowns), would cause the foregoing calculation to no longer result in a Control Appraisal Event (a “CAE Cure Payment”).

“Controlling Interest” shall mean, with respect to any Person, that such Person holds (i) at least a 50% legal and beneficial ownership interest in the Loan or (ii) the power, directly or indirectly, to control or direct voting rights, consents, approvals or similar rights with respect to the Loan.

“DBTCA” shall mean Deutsche Bank Trust Company Americas, a New York banking corporation.

“DBAGNY” shall mean Deutsche Bank AG, New York Branch, a branch of a foreign banking institution.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rate” shall mean a rate per annum equal to 4% plus the Interest Rate otherwise applicable hereunder.

“Deposit Account” shall have the meaning provided in Section 3.03 hereof.

“Deposit Account Agreement” shall have the meaning provided in Section 3.03 hereof.

“Deposit Bank” shall have the meaning provided in Section 3.03 hereof.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Elevation” shall have the meaning provided in the Participation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall have the meaning provided in Section 8 hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by Borrower under Section 2.09(e)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.09(c) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning set forth in the Letter Agreement.

“Extended Maturity Date” shall mean December 9, 2018.

“Extension Option” shall have the meaning set forth in Section 2.12.

“Extension Term” shall have the meaning set forth in Section 2.12.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements entered into pursuant to any of the foregoing (together with any law implementing such intergovernmental agreements).

“Federal Funds Rate” shall mean for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Lender from three (3) federal funds brokers of recognized standing selected by it.

“Future Funding Paydown” shall have the meaning set forth in Section 2.07(b).

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America or such other customary accounting principles as may be applied by the applicable Person and reasonably acceptable to Lender.

“GACC” shall mean German American Capital Corporation, a Maryland corporation.

“General Partner” shall mean TPG Real Estate Advisors, LLC, a Delaware limited liability company.

“Governing Documents” shall mean as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, and/or the other organizational or governing documents of such Person.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Borrower, or any of its properties.

“Guarantee Obligation” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of the Mortgaged Property, to the extent required by such Person. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean TPG RE Finance Trust Holdco, LLC, a Delaware limited liability company or any Replacement Guarantor that may hereafter deliver a Replacement Guaranty in accordance with the terms of Section 11.19 hereof.

“Guaranty” shall mean the Guaranty, dated of even date herewith, from Guarantor to Lender, as same may be amended, modified and/or restated from time to time.

“Income” shall mean the sum of (x) payments of principal, interest, dividends or other distributions or collections (including, without limitation, all funds received for deposit in any Underlying Loan Reserves) with respect to the Asset, and (y) all net sale proceeds received by Borrower or any Affiliate of Borrower in connection with a sale of the Asset or any interest therein.

“Indebtedness” shall mean, for any Person at any date, without duplication, (a) all then outstanding indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other then outstanding indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all then outstanding obligations of such Person under financing leases and (d) all then outstanding obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person.

“Indemnified Party” shall have the meaning provided in Section 11.03 hereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Advance” shall mean the original principal amount of $18,460,150.07.

“Initial Lender” shall mean Deutsche Bank AG, New York Branch.

“Interest Determination Date” shall mean, (a) with respect to the initial Interest Period, the date that is two (2) Business Days before the Closing Date and (b) with respect to any other Interest Period, the date which is two (2) Business Days prior to the first day of each calendar month. When used with respect to an Interest Determination Date, Business Day shall mean any day on which banks are open for dealing in foreign currency and exchange in London.

“Interest Period” means, for any Payment Date during the term hereof, a period commencing on the first day of the prior calendar month and ending on the last day of such prior calendar month; provided that the first Interest Period shall commence on the Closing Date and any Interest Period that would end after the Maturity Date shall end on the Maturity Date.

“Interest Rate” shall mean, for any Interest Period, a rate per annum equal to the sum of (i) LIBOR as determined for such Interest Period plus (ii) the Spread.

“Interest Rate Protection Agreement” shall have the meaning assigned to the term “Interest Rate Cap Agreement” in the Underlying Loan Agreement.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, whenever in this Loan Agreement or any of the Loan Documents, or in any document or certificate executed on behalf of Borrower pursuant to this Loan Agreement or any of the Loan Documents, reference is made to the knowledge of Borrower (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer to the actual knowledge of the individuals who have significant responsibility for any policy making, major decisions or financial affairs of Borrower who, as of the date hereof, are Lee Levy, Adam Sterling and Ian McColough.

“Lender” shall have the meaning provided in the preamble hereof.

“Lender’s Pro Rata Percentage” shall mean, as of any date, a fraction (expressed as a percentage): (i) the numerator of which is the outstanding principal balance of the Loan as of such date and (ii) the denominator of which is the outstanding principal balance of the Asset as of such date. Lender’s Pro Rata Percentage as of the Closing Date is the Advance Rate.

“Letter Agreement” shall mean that certain letter agreement, dated as of the date hereof, between Borrower and Lender, as same may be amended, modified and/or restated from time to time.

“LIBOR” shall mean, with respect to each Interest Period and each Interest Determination Date, the rate per annum (rounded upwards, if necessary, to the nearest 1/1,000 of 1%) calculated by the Lender as set forth below:

(a) The rate for deposits in U.S. Dollars for a one-month period that appears on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on such Interest Determination Date.

(b) If such rate does not appear on Reuters Screen LIBOR01 Page (or its equivalent) as of 11:00 a.m., London time, on the applicable Interest Determination Date, the Lender shall request the principal London office of any four major reference banks in the London interbank market selected by the Lender to provide such reference bank’s offered quotation to prime banks in the London interbank market for deposits in United States dollars for a one month period as of 11:00 a.m., London time, on such Interest Determination Date in a principal amount of not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Lender shall request any three major banks in New York City selected by the Lender to provide such bank’s rates for loans in U.S. Dollars to leading European banks for a one-month period as of 11:00 a.m., New York City time, on such Interest Determination Date in a principal amount not less than $1,000,000 that is representative for a single transaction in the relevant market at the relevant time, and if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Limited Transferees” shall mean any of the Persons set forth in Part II of Schedule 7 attached hereto and any Affiliate of any such Person; provided, however, that as used in this definition, the reference to “ten percent (10%) or more” in subclause (i) of the definition of the term Affiliate shall be replaced with the phrase “more than fifty percent (50%)”.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the maximum principal amount of $42,542,500, as adjusted to reflect the limitations set forth in the definition of Additional Advances and in Section 2.07.

“Loan Agreement” shall mean this Loan and Security Agreement, as the same may be amended, modified and/or restated from time to time.

“Loan Documents” shall mean, collectively, this Loan Agreement, the Note, the Guaranty, the Pledge Agreement, the Deposit Account Agreement, the Letter Agreement and any and all other documents and agreements now or hereafter evidencing, securing and/or delivered to Lender in connection with the Loan, as each of the foregoing may be amended, modified, supplemented and/or restated from time to time.

“Loan Party” means each of the Borrower and each Guarantor.

“Loan Servicer” shall have the meaning set forth in Section 11.15(e).

“Loan Servicing Fee” shall have the meaning set forth in Section 11.15(e).

“Manager” shall mean TPG RE Finance Trust Management, L.P., a Delaware limited partnership.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, property or financial condition of Borrower or Guarantor, taken as a whole, (b) the ability of Borrower or Guarantor to perform its material obligations under any of the Loan Documents to which it is a party or (c) the validity or enforceability of any of the Loan Documents.

“Material Modification” shall mean any amendment, modification, termination or waiver of any Underlying Loan Document or provision of any Underlying Loan Document or consent granted to the Underlying Borrower or any other Person under any Underlying Loan Document which would result in any of the following with respect to the Underlying Loan, the Asset or the Mortgaged Property: (i) increases of the principal amount of the Underlying Loan or Asset or future funding obligations to be advanced under the Underlying Loan or Asset, (ii) changes to the interest rate or other monetary obligations under the Underlying Loan or Asset, (iii) changes to the Underlying Loan Maturity Date (except pursuant to the exercise of any extension term in accordance with the express terms of the Underlying Loan Documents as in effect on the Closing Date or any modifications thereto approved by Lender in writing), (iv) releases or substitution of a guarantor or collateral, (v) waiver of any monetary Underlying Loan Event of Default in excess of $500,000.00 or any material non-monetary Underlying Loan Event of Default, (vi) approval of a discounted pay-off of the Underlying Loan or the Asset (unless the Loan is paid in full in connection therewith), (vii) consent to the sale, transfer or encumbrance of all or any portion of the Mortgaged Property or direct or indirect ownership interests in Underlying Borrower (other than permitted transfers or releases of collateral as may be effected without the consent of the lender under the related Underlying Loan Documents as in effect on the closing date for the applicable Loan or any modifications thereto approved by Lender in writing or unless the Loan is paid in full in connection therewith), (viii) sale of all or any portion of the Underlying Loan (other than Permitted Transfers or unless the Loan is paid in full in connection therewith), (ix) consenting to the filing of any bankruptcy by Underlying Borrower or any guarantor for the Underlying Loan and/or voting on any plan of reorganization or restructuring or similar plan in any bankruptcy or insolvency of the Underlying Borrower or any guarantor, (x) approval or modification of any ground lease, (xi) approval of any modification to any construction schedule resulting in an extension of construction milestones in excess of one hundred and eighty (180) days, (xii) waiver of a “due-on-sale” or “due-on-encumbrance” clause, (xiii) reducing by fifteen percent (15%) or more the Minimum Release Price (as defined in the Underlying Loan Agreement) for any Unit(s), (xiv) material waiver of any condition to the release of casualty insurance proceeds or condemnation awards for repair and restoration of the Mortgaged Property, (xv) cross defaulting of the Underlying Loan with any other loan, (xvi) changes to the amount of any prepayment premium or extension fee, (xvii) changes to the date of any regularly scheduled payment of principal or interest, (xviii) waiver, other than with respect to clause (v) of this definition, of any Underlying Loan Event of Default or any monetary default with respect to the Underlying Loan (or modification to the provisions governing events of default and related cure periods), (xix) modification or waiver of any insurance requirements, (xx) approval of any material modification of any business plan (including any action of Underlying Borrower materially inconsistent with such business plan), (xxi) engaging, terminating or replacing any general contractor, (xxii) approval of or any material modification to any related “guaranteed maximum price” contract or waiver or material modification of any bonding requirements with respect to any Key Trade Contract (as defined in the Underlying Loan Agreement), (xxiii) approval of any construction budget, plans or specifications or any material modification of any construction budget, plans or specifications which results in a 7.5% or greater increase in the cost of developing the Mortgaged Property without a corresponding re-balancing of the Underlying Loan, (xxiv) approval of any modification to any construction schedule resulting in an extension of construction milestones in excess of sixty (60) days, (xxv) consent to the incurrence of additional debt other than any incurrence of debt as may be effected without the consent of the lender under the related Underlying Loan Documents, (xxvi) waivers or modifications of any of the material conditions to a disbursement of any future funding advances, (xxvii) material waiver or modification of any escrow or reserve requirements or conditions to release of any escrows or reserves, (xxviii) engagement, termination or replacement of any property manager or franchisor for any hotel property, as applicable, (xxix) entering into or materially modifying or terminating any of the Condominium Documents (as defined in the Underlying Loan Agreement), (xxx) reducing by five percent (5%) or more the Minimum Release Price (as defined in the Underlying Loan Agreement) for any Unit(s), or (xxxi) initiating or consummating a buy/sell transaction, as the buyer, under Section 6.5 of the Co-Lender Agreement other than in accordance with Section 7.15 of this Agreement.

“Maturity Date” shall mean the Stated Maturity Date, as the same may be extended to the Extended Maturity Date pursuant to Section 2.12 or as same may be extended or accelerated pursuant to Section 2.13, or such earlier date on which the final payment of principal of the Note becomes due and payable in accordance with the provisions hereof or thereof, by acceleration or by operation of law or otherwise.

“Mortgage” shall mean the deed of trust securing the Mortgage Note, which creates a first lien on the Mortgaged Property securing the Mortgage Note.

“Mortgage Loan” shall mean a first mortgage loan on one or more multi-family or commercial real estate properties and which first mortgage loan is evidenced by a mortgage note and secured by a mortgage or deed of trust.

“Mortgage Note” shall mean the original executed promissory note or promissory notes evidencing the indebtedness of the Underlying Borrower with respect to the Mortgage Loan.

“Mortgaged Property” shall mean the property, together with all improvements thereon, securing repayment of the Mortgage Loan.

“Note” shall have the meaning assigned to such term in Section 2.02 hereof.

“Obligor” shall mean the obligor under a Mortgage Note.

“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.09(e)).

“Participation Agreement” shall mean that certain Participation Agreement, dated as of February 19, 2015, between GACC, as Noteholder, and Borrower (successor-in-interest to TPG RE Finance Trust Sub, Ltd.), as Participant.

“Participation Interest” shall mean a participation interest in a Mortgage Loan.

“Payment Date” shall mean the fifth (5th) day of each calendar month, or if such day is not a Business Day, the immediately succeeding Business Day, but in no event earlier than the third (3rd) Business Day following the “Payment Date” as such term is defined in the Underlying Loan Agreement. The first Payment Date shall be August 5, 2015.

“Payoff” shall mean, with respect to the Asset, (i) repayment by the applicable Obligor of all outstanding principal thereunder (or any discounted payoff of the Asset), together with all interest accrued thereon to the date of such repayment, any penalty or premium thereon and all other sums due under the Underlying Loan Documents, and (ii) all proceeds received by Borrower from any sale of 100% of the Asset (including any Permitted Transfer of 100% of Borrower’s interest in the Asset).

“Payoff Proceeds” shall mean, with respect to the Asset, all funds received by or on behalf of Borrower in connection with a Payoff.

“Permitted Transfer” shall mean any sale, transfer or assignment of all or any portion of Borrower’s interest in the Asset to a Qualified Transferee; provided that any sale, transfer or assignment of the Asset or any interest therein to (i) Underlying Borrower or an Affiliate of Underlying Borrower (provided that for purposes of this definition, the reference to “ten percent (10%)” in the definition of “Affiliate” herein shall be deemed to mean and refer to “five percent (5%)”) (notwithstanding that such Person may otherwise constitute a Qualified Transferee) or (ii) a Prohibited Person shall not be a Permitted Transfer hereunder.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association, government (or any agency, instrumentality or political subdivision thereof) or any other entity of whatever nature.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement from Borrower to Lender, dated as of the date hereof, as same may be amended, modified and/or restated from time to time.

“Portfolio Interest Certificate” shall have the meaning provided in Section 2.09(b).

“Prepayment” shall mean any payment of principal on the Underlying Loan made by the Underlying Borrower which is received in advance of the scheduled Underlying Loan Maturity Date, whether voluntary or involuntary, made by reason of a casualty or condemnation, due to acceleration of the Mortgage Note or otherwise.

“Prepayment Consideration” shall have the meaning provided in Section 2.05.

“Principal Paydown” shall mean any payment or other recovery of principal on the Asset (other than Payoff Proceeds), which is received by or on behalf of Borrower, including, without limitation, any proceeds from the Transfer of a portion of the Asset pursuant to a Permitted Transfer.

“Prohibited Person” shall mean (1) any person or entity who is on the Specially Designated Nationals list (the “SDN List”) maintained by the U.S. Department of Treasury, Office of Foreign Assets Control (“OFAC”), (2) any person or entity owned, controlled or acting on behalf of a person on the SDN List and (3) any person or entity otherwise the target of the economic sanctions laws, regulations, and Executive Orders administered by OFAC (collectively, the “OFAC Laws”) such that the entry into this Agreement or the performance of the obligation contemplated hereby would be prohibited if conducted by a U.S. person as that term is defined in the OFAC Laws.

“Prohibited Transferees” shall mean any of the Persons set forth in Part I of Schedule 7 attached hereto and any Affiliate of any such Person; provided, however, that as used in this definition, the reference to “ten percent (10%) or more” in subclause (i) of the definition of the term Affiliate shall be replaced with the phrase “more than fifty percent (50%)”.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Qualified Servicing Expenses” shall mean any fees and expenses payable to any third-party Servicer that is not an Affiliate of Borrower or the Manager, which fees and expenses are netted by such Servicer out of collections pursuant to a Servicing Agreement that has been approved by Lender in its reasonable discretion, and which Servicer shall have entered into a Servicer Notice and Agreement in the form attached hereto as Exhibit C.

“Qualified Transferee” shall have the meaning given to the term “Qualified Equity Holder” in the Co-Lender Agreement.

“Qualifying IPO” shall mean any public offering involving the issuance of direct or indirect common equity interests in Sponsor or any Person to which the assets of Sponsor are contributed, including pursuant to an “UPREIT” structure, on a nationally recognized stock exchange in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933 (whether alone or in connection with a secondary public offering).

“Receipts” shall mean all principal and interest payments and other amounts received by Borrower (or Servicer or any other Person on behalf of Borrower) with respect to the Asset pursuant to the Underlying Loan Documents including, without limitation, any amounts received by Borrower (or Servicer or any other Person on Borrower’s behalf) from (i) monthly principal and/or interest payments, principal prepayments, balloon payments or other amounts paid by the Underlying Borrower or other Obligor, (ii) the net proceeds of any foreclosure, exercise of power of sale or other exercise of remedies with respect to the Mortgaged Property, (iii) the net proceeds from the sale of the Asset in whole or in part, (iv) the net insurance proceeds or awards or settlements in respect of condemnation or eminent domain proceedings (after deducting reasonable costs of settlement or collection) with respect to the Mortgaged Property that have been applied as a Principal Paydown, but excluding (a) Underlying Loan Reserves and (b) Qualified Servicing Expenses.

“REO Guaranty” shall have the meaning set forth in Section 7.18.

“REO Owner” shall have the meaning given thereto in Section 7.18.

“REO Property” shall mean the Mortgaged Property from and after the date that an REO Owner has taken title thereto by foreclosure, exercise of power of sale, deed-in-lieu thereof or otherwise.

“REO Requirements” shall have the meaning set forth in Section 7.18.

“Replacement Guarantor” shall mean a Person that: (i) is an entity organized under Delaware or New York law, (ii) is a direct or indirect wholly-owned subsidiary of Sponsor, (iii) satisfies the financial covenants contained in the Guaranty and (iv) satisfies Lender’s standard “know your customer” requirements.

“Replacement Guaranty” shall have the meaning set forth in Section 11.19.

“Responsible Officer” shall mean, as to any Person, the president, the chief executive officer, senior vice president, vice president, secretary, treasurer or assistant treasurer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such officer’s behalf as demonstrated to Lender to its reasonable satisfaction.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Secured Obligations” shall mean the unpaid principal amount of, and interest on, the Loan, and all other obligations and liabilities of Borrower to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Loan Agreement, the Note and any other Loan Document, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to Lender that are required to be paid by Borrower pursuant to the terms hereof or thereof) or otherwise. For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.

“Servicer” shall have the meaning provided in Section 11.15(a).

“Servicing Agreement” shall have the meaning provided in Section 11.15(a).

“Servicing Records” shall have the meaning provided in Section 11.15(b) hereof.

“Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 3 attached hereto.

“Sponsor” shall mean TPG RE Finance Trust, Inc., a Maryland corporation.

“Spread” shall have the meaning set forth in the Letter Agreement.

“Spread Ratio” shall mean a fraction (i) the numerator of which is the Spread and (ii) the denominator of which is the Underlying Spread.

“Stated Maturity Date” shall mean December 9, 2017.

“Structuring Fee” shall have the meaning set forth in the Letter Agreement.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” shall mean any sale, transfer, assignment, mortgage, pledge, grant of security interest or encumbrance.

“Trigger Event” shall have the meaning set forth in Section 2.07(b).

“Underlying Borrower” shall mean Tramonto Land Holdings, LLC, a Delaware limited liability company, the borrower under the Underlying Loan Documents, or any successor or assignee thereof in accordance with the terms and conditions of the Underlying Loan Agreement and the terms and conditions hereof.

“Underlying Excess Spread” shall mean any additional Underlying Spread in excess of the initial Underlying Spread as of the Closing Date payable with respect to the Underlying Loan pursuant to Section 2.2.1(b) of the Underlying Loan Agreement.

“Underlying Lender” shall mean Deutsche Bank AG, New York Branch, as Agent, together with GACC and the other lenders party to the Underlying Loan.

“Underlying Loan” shall mean the first mortgage loan in the maximum principal amount of $93,500,000 originated by Underlying Lender to Underlying Borrower pursuant to the terms of the Underlying Loan Documents and to which the Asset hereunder relates.

“Underlying Loan Agreement” shall mean that certain Loan Agreement, dated as of December, 9, 2014, between Underlying Borrower and Underlying Lender), as lender, as same may be amended, modified and/or restated in accordance with the terms and conditions hereof.

“Underlying Loan Documents” shall mean the Underlying Loan Agreement, the Mortgage Note, the Mortgage and any and all other agreements, documents or instruments evidencing, securing, guaranteeing or otherwise relating to the Asset, including, without limitation, the note or notes evidencing such indebtedness and shall also include the Co-Lender Agreement, the Participation Agreement, all participation certificates and any other agreements or instruments evidencing and governing the Asset.

“Underlying Loan Maturity Date” shall mean the scheduled maturity date of the Underlying Loan, as same may be extended for any extension terms set forth in the Underlying Loan Documents.

“Underlying Loan Event of Default” shall mean an “Event of Default”, as defined in the Underlying Loan Agreement.

“Underlying Loan Release Amount” shall mean the “Minimum Release Price”, as such term is defined in the Underlying Loan Agreement, required to be paid by the Underlying Borrower in connection with the Release of any Unit as set forth in the Underlying Loan Agreement.

“Underlying Loan Reserves” shall mean the escrows, reserve funds or other similar amounts retained in accounts maintained by the Servicer with respect to the Underlying Loan (including, without limitation, any amounts deposited or held in any “Subaccount”, as such term is defined in the Underlying Loan Agreement).

“Underlying Prepayment Consideration” shall mean any prepayment premium, yield maintenance or spread maintenance premium, minimum multiple payment, minimum return amount, breakage fee, additional interest payment or similar fee paid by the Underlying Borrower and received by Borrower or Servicer in connection with a Prepayment of the Underlying Loan, in whole or in part, pursuant to the Underlying Loan Documents.

“Underlying Spread” shall mean the “Spread” as defined in the Underlying Loan Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unit” shall have the meaning given to such term in the Underlying Loan Agreement.

1.02 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Lender hereunder shall be prepared, in accordance with GAAP.

SECTION 2 Terms of the Loan.

2.01 Loan. Subject to the terms and conditions of this Loan Agreement, (a) Lender shall make the Initial Advance to Borrower on the Closing Date and (b) Lender hereby agrees to make and Borrower hereby agrees to accept Additional Advances after the Closing Date upon the terms and subject to the conditions set forth in Section 2.07 of this Agreement.

2.02 Note.

(a) The Loan shall be evidenced by a single promissory note of Borrower (the “Note”), dated as of the date hereof, payable to Lender in the principal amount of the Loan. Lender shall have the right, at Lender’s sole cost and expense, to have the Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, each substantially in the form of the Note; provided that no such subdivision shall (i) change the Maturity Date, (ii) result in a weighted average interest rate spread of such notes as of the effective date of such restructuring in excess of the Spread immediately prior thereto, and which weighted average interest rate spread shall remain throughout the term of the Loan notwithstanding any sequential application of principal payments among such notes, other than during the continuance of an Event of Default or in connection with a casualty or condemnation, (iii) change the principal amortization requirements hereunder (if any) or (iv) otherwise increase Borrower’s obligations or decrease Borrower’s rights hereunder.

(b) The date and amount of each payment made on account of the principal and interest on the Loan shall be recorded by Lender on its books and, prior to any transfer of the Note, endorsed by Lender on the schedule attached to the Note or any continuation thereof; provided that the failure of Lender to make any such recordation or endorsement shall not affect the obligation of Borrower to make a payment when due of any amount owing hereunder or under the Note in respect of the Loan.

2.03 Repayment of Loan; Interest; Default Interest; Late Charges.

(a) Borrower hereby promises to repay in full on the Maturity Date the then aggregate outstanding principal amount of the Loan.

(b) On the date hereof, Borrower shall pay interest on the unpaid principal balance of the Loan from the date hereof through and including June 30, 2015. On August 5, 2015 and on each Payment Date thereafter until the date the Loan shall be paid in full, Borrower hereby promises to pay interest on the then unpaid principal amount of the Loan for the applicable Interest Period at a rate per annum equal to the Interest Rate.

Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default hereunder, Borrower shall be required to pay to Lender interest at the Default Rate on the Loan and on any other amount payable by Borrower hereunder or under the Note. Accrued interest on the Loan shall be payable monthly on each Payment Date and on the Maturity Date. Notwithstanding the foregoing, interest accruing at the Default Rate shall be payable to Lender on demand. Promptly after the determination of any Interest Rate provided for herein or any change therein, Lender shall give written notice thereof to Borrower. In addition to Borrower’s obligation to pay interest at the Default Rate as provided above, upon the occurrence of any Event of Default with respect to non-payment of interest, principal or any other amount due hereunder (other than payment of the outstanding principal balance of the Loan on the Maturity Date), Borrower shall be required to pay to Lender upon demand an amount equal to five percent (5%) of such unpaid sum; provided that Lender shall waive such late payment charge once during the term of the Loan if Borrower makes the required payment within five (5) days of receiving notice from Lender that the payment is overdue.

(c) To the extent that Borrower shall receive any default interest or late charges from the Underlying Borrower, Lender shall be entitled to receive Lender’s Pro Rata Percentage of such default interest and late charges.

2.04 Limitation on LIBOR Loans; Illegality. Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a) Lender determines in good faith, which determination shall be conclusive, that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR” in Section 1.01 hereof are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the Loan as provided herein; or

(b) it becomes unlawful for Lender to honor its obligation to make or maintain the Loan hereunder using LIBOR;

then Lender shall give Borrower prompt notice thereof and Borrower shall, at its option, either prepay the Loan within ten (10) Business Days of receipt of such notice (without payment of the Spread Maintenance Premium, Prepayment Consideration, Exit Fee or any other prepayment premium, yield maintenance or prepayment fee) or pay interest thereon at a rate equal to the sum of (i) the Federal Funds Rate plus (ii) 0.25% plus (iii) the Spread (the “Alternative Rate”).

2.05 Mandatory Prepayments. In the event of any Principal Paydown or Payoff, Borrower shall be required to give Lender at least five (5) Business Days’ prior written notice of such Principal Paydown or Payoff and, on the date of such Principal Paydown or Payoff, Borrower shall be required to pay to Lender the following amounts: (a)(i) in the case of a Payoff, a payment of the entire principal balance of the Loan, accrued and unpaid interest thereon and all other Secured Obligations, (ii) in the case of a Principal Paydown of the Asset from a casualty or condemnation affecting the Mortgaged Property or during the continuance of an Event of Default or Underlying Loan Event of Default, a prepayment of principal of the Loan equal to 100% of the amount prepaid on the Asset until the principal amount of the Loan is paid in full or (iii) in the case of any other Principal Paydown of the Asset, a prepayment of principal of the Loan equal to the product of (1) the amount prepaid and (2) Lender’s Pro Rata Percentage; (b) with respect to any Underlying Prepayment Consideration, an amount determined by reference to the product of (i) any such Underlying Prepayment Consideration received by Borrower from the Underlying Borrower in connection with such prepayment or payment, (ii) the Spread Ratio, (iii) Lender’s Pro Rata Percentage and (iv) a fraction, the numerator of which shall be the number of days from the Closing Date to the date of such Prepayment and the denominator of which shall be the number of days from the closing date of the Underlying Loan to the date of such Prepayment (the amount described in this clause (b), the “Prepayment Consideration”); and (c) in connection with any Principal Paydown or Payoff from a Permitted Transfer, the Exit Fee due thereon. Notwithstanding the foregoing, if in connection with the Payoff or a Principal Paydown of the Asset, Borrower shall receive less than five (5) Business Days’ notice thereof from the Underlying Borrower (or any Servicer or other Person) pursuant to the related Underlying Loan Documents, then Borrower shall give Lender notice of such prepayment within one (1) Business Day of its receipt of such notice from the Underlying Borrower or other Person; and provided that any such notice shall be revocable in good faith by Borrower by reason of the failure of the Underlying Borrower to make the applicable Payoff or Principal Paydown of the Asset, and no such revocation by Borrower under such circumstances shall constitute an Event of Default hereunder.

2.06 Optional Prepayments.

Borrower may voluntarily prepay the Loan, in whole but not in part (except pursuant to a mandatory prepayment under Section 2.05), on any Payment Date with payment of the applicable Exit Fee on the Loan, Subject to the provisions of Section 2.11 hereof. If Borrower shall prepay all or any portion of the Loan on any day other than a Payment Date, Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal amount of the Loan which would have accrued through the end of the Interest Period then in effect and all other amounts due to Lender under this Agreement. If Borrower intends to voluntarily prepay the Loan, Borrower shall give at least thirty (30) days’ prior written notice thereof to Lender, specifying the date of such prepayment. If such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid; provided, however, Borrower shall have the right to revoke such notice of prepayment at any time until the date which is two (2) Business Days prior to the intended date of such prepayment so long as Borrower pays all of Lender’s out-of-pocket costs and expenses incurred in connection with the revocation of such notice of prepayment.

2.07 Additional Advances.

(a) If Borrower shall receive a request for a future advance on the Asset (an “Underlying Additional Advance”) from the Underlying Borrower, Servicer, Co-Lender Agent or other Person pursuant to the Underlying Loan Documents for the Asset, Borrower may submit a written request for an Additional Advance (an “Additional Advance Request”) to Lender (but not more often than once per month unless approved by the Agent on the

Underlying Loan (other than in connection with the funding of interest on the Underlying Loan) and not in an amount less than $90,000) and, within seven (7) Business Days after receipt of such Additional Advance Request, Lender shall make an Additional Advance to Borrower in an amount equal to the product of (i) the amount of the future advance requested to be funded by Borrower with respect to the Asset under the Underlying Loan Documents (the “Underlying Advance Request Amount”) multiplied by (ii) the Advance Rate, provided that each of the following conditions have been satisfied (or waived in writing by Lender in its sole discretion or pursuant to Section 2.07(b):

(i) no monetary or material non-monetary Default or Event of Default shall be continuing both as of the date of the Additional Advance Request and as of the date of funding of such Additional Advance;

(ii) no monetary or material non-monetary Underlying Loan Event of Default shall be continuing both as of the date of the Additional Advance Request and as of the date of funding of such Additional Advance;

(iii) all of the representations and warranties of Borrower and Guarantor contained in this Loan Agreement and the other Loan Documents shall be true and correct in all material respects both as of the date of the Additional Advance Request and as of the date of funding of such Additional Advance, expect for any exceptions disclosed to Lender in writing and approved by Lender prior to the Closing Date;

(iv) Lender shall have received a copy of the Draw Request (as defined in the Underlying Loan Agreement) together with copies of all supporting documents and information received by Borrower in connection with such Draw Request and shall have determined in its reasonable discretion that all conditions precedent to the funding of such future advance under the Underlying Loan Documents including, without limitation, each of the conditions set forth in Section 2.9 of the Underlying Loan Agreement have been satisfied in all material respects;

(v) Borrower shall have funded, or shall be contemporaneously funding, to the Underlying Borrower, the Co-Lender Agent or other applicable party an amount equal to the difference between (i) the Underlying Advance Request Amount and (ii) the amount of the Additional Advance to be funded by Lender pursuant to the Additional Advance Request;

(vi) after giving effect to such Additional Advance the aggregate amount of Additional Advances made by Lender shall not exceed the Additional Advance Cap; and

(vii) Borrower shall have paid all of Lender’s reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements and including the cost of any construction consultant retained by Lender; provided, however, that for so long as Lender is a Co-Lender Affiliate, Lender shall use the same construction consultant as the Underlying Lender) incurred in connection with the review of and funding of such Additional Advance Request.

Notwithstanding the foregoing, in the event that, as of the date of any Additional Advance Request, Lender is a Co-Lender Affiliate and the applicable Affiliate of Lender that is the noteholder, co-lender or participant under the Underlying Loan has elected to fund and does fund its applicable portion of the applicable Underlying Additional Advance notwithstanding that the conditions to such Additional Advance in clauses (ii) and/or (iii) of this Section 2.07(a) are not satisfied, and provided that the conditions set forth in clauses (i) and (iv)-(vii) of this Section 2.07(a) are satisfied, then Lender shall be obligated to fund such Additional Advance.

(b) In the event that (i) the Borrower determines (subject to the terms of the Participation Agreement and Co-Lender Agreement) not to fund any Underlying Additional Advance request with respect to the Asset due to either a default by Underlying Borrower or a failure to satisfy the applicable conditions precedent to the funding of such additional advance under the Underlying Loan Documents and such refusal to fund continues for ninety (90) days after the requested funding date for such Underlying Additional Advance request or (ii) a monetary or material non-monetary Underlying Loan Event of Default shall be continuing for ninety (90) days (the occurrence of any event described, and continuance of such event for the applicable period set forth, in the foregoing sub-clauses (i) and (ii) shall be referred to as a “Trigger Event”), then, within five (5) Business Days following any such Trigger Event, Borrower shall be required to make a mandatory principal repayment of the Loan to Lender in an amount equal to fifty percent (50%) of Borrower’s Funding Percentage of the remaining unfunded future funding commitments on the Asset minus the amount of any CAE Cure Payment previously made or simultaneously being made by Borrower (such repayment, the “Future Funding Paydown”); provided, however, that no Future Funding Paydown shall result in the termination of the Loan, and, in the event that the Underlying Borrower is able at a later time to correct or cure such default, Underlying Loan Event of Default or failed condition precedent to funding of the Underlying Additional Advance as determined by Lender in its sole good faith discretion, or Lender agrees in writing to waive any such default, Underlying Loan Event of Default or failed condition precedent, then Lender shall be obligated to fund its pro rata share (based on the initial Advance Rate) of the applicable Underlying Additional Advance request with respect to which the applicable Trigger Event existed. Notwithstanding the foregoing, in the event that, as of the date of any Additional Advance Request, Lender is a Co-Lender Affiliate, and the applicable Affiliate of Lender that is the noteholder, co-lender or participant under the Underlying Loan agrees in writing to waive any such default, Underlying Loan Event of Default or failed condition precedent in accordance with the Co-Lender Agreement, Participation Agreement and the Underlying Loan Documents, then Lender shall be deemed to have agreed to waive such default, Underlying Loan Event of Default or failed condition precedent hereunder.

2.08 Requirements of Law.

(a) If any Requirement of Law or any change in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject Lender to any Tax of any kind whatsoever with respect to this Loan Agreement, the Note or the Loan (excluding (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) or change the basis of taxation of payments to Lender in respect thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or other extensions of credit by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of the LIBOR hereunder;

(iii) shall impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender or any company Controlling Lender, by an amount which Lender deems to be material, of making or maintaining the Loan or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall, from time to time, upon receipt of prior written notice of such fact and a reasonably detailed description of the circumstances, either (a) promptly pay Lender such additional amount or amounts as will compensate Lender or any company Controlling Lender for such increased cost or reduced amount receivable, or (b) prepay the Loan, in whole but not in part, including all accrued and unpaid interest on the amount so prepaid to the date of such prepayment, but without any Exit Fee.

(b) If Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any company Controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of increasing the amount of capital to be held by Lender or such company with respect to the Loan or reducing the rate of return on Lender’s or such company’s capital as a consequence of its obligations hereunder by an amount deemed by Lender to be material (taking into consideration Lender’s or such company’s policies with respect to capital adequacy), then from time to time, Borrower shall promptly, upon notice from Lender, either (a) pay to Lender such additional amount or amounts as will compensate Lender or any company Controlling Lender for such reduction, or (b) prepay the Loan, in whole but not in part, including all accrued and unpaid interest on the amount so prepaid to the date of such prepayment, but without any Exit Fee.

(c) If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.08, it shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by Lender to Borrower shall be conclusive in the absence of manifest error.

2.09 Taxes.

(a) All amounts payable by any Loan Party to Lender under the Loan Documents shall be paid free and clear of, and without withholding or deduction for, any Taxes, unless the withholding or deduction of such Tax is required by law. In that event, such Loan

Party shall timely pay such withholding or deduction to the relevant Governmental Authority and, if such Tax is an Indemnified Tax, such Loan Party shall pay such additional amounts (for purposes of this Section 2.09, the “Additional Amounts”) as will result in the net amounts received by Lender (after taking account of such withholding or deduction, including such withholdings or deductions applicable to Additional Amounts) being equal to such amounts as would have been received by Lender had no such Tax been required to be withheld or deducted. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes. The Loan Parties shall jointly and severally indemnify and pay to Lender, within ten (10) days after demand therefor, the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.09(a)) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower shall be conclusive absent manifest error. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.09(a), such Loan Party shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.09(c) and 2.09(d) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(c) Without limiting the generality of the foregoing, on or before the date hereof, on or before the date such Person becomes a party to this Loan Agreement or a participant, as applicable, and at the reasonable request of Borrower, Lender and each assignee of Lender will provide to Borrower two copies of, as applicable, a properly completed and duly executed IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY (or successor form) (with applicable attachments, including, in the case of a Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, a certificate reasonably satisfactory to Borrower to the effect that such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (the “Portfolio Interest Certificate”)). In addition, Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be reasonably requested by Borrower) on or prior to the date on which such Lender becomes a

Lender under this Loan Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made. The initial Lender shall provide to Borrower a properly executed IRS Form W-9, dated on or before the Closing Date, evidencing a complete exemption from withholding or deduction of Tax from amounts payable by Borrower to Lender under the Loan Documents pursuant to applicable laws in effect on the Closing Date. Borrower shall provide to Lender a properly executed IRS Form W-9 or other applicable forms as described by the IRS, dated on or before the Closing Date, evidencing a complete exemption from withholding or deduction of Tax from amounts payable by Lender to Borrower under the Loan Documents pursuant to applicable laws in effect on the Closing Date. Each party agrees that if any form or certification it previously delivered pursuant to Section 2.09(b) or this Section 2.09(c), as applicable, expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the other party in writing of its legal inability to do so.

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (d), “FATCA” shall include any amendments made to FATCA after the date of this Loan Agreement.

(e) If any Lender requests Borrower to pay any Additional Amounts with respect to an Indemnified Taxes pursuant to this Section 2.09, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 2.09 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 2.09 shall survive any assignment of rights by Lender, or the replacement of a Lender, the termination of this Loan Agreement and the repayment, satisfaction or discharge of the Loan by Borrower.

2.10 Breakage Indemnity.

Borrower shall indemnify Lender against any loss or expense which Lender may actually sustain or incur in liquidating or redeploying deposits from third parties acquired to effect or maintain the Loan or any part thereof as a consequence of (i) any payment or prepayment of the Loan or any portion thereof made on a date other than a Payment Date (other than a mandatory prepayment of the Loan by Borrower under Sections 2.08(a) or 2.08(b), except to the extent that the Underlying Borrower is paying Underlying Prepayment Consideration in connection with the related prepayment of the Underlying Loan) and (ii) any default in payment or prepayment of the principal of the Loan or any part thereof or interest accrued thereon, as and when due and payable (at the date thereof or otherwise, and whether by acceleration or otherwise); provided, however, that any amounts due to Lender pursuant to this Section 2.10 shall be offset by, and not in addition to, any Underlying Prepayment Consideration received by Lender pursuant to Section 3.04 that are attributable to breakage fees paid by the Underlying Borrower. Lender shall deliver to Borrower a statement for any such sums which it is entitled to receive pursuant to this Section 2.11, which statement shall be binding and conclusive absent manifest error. Borrower’s obligations under this Section 2.11 are in addition to Borrower’s obligations to pay any Prepayment Consideration which may be applicable to such prepayment under Section 2.05. Any amounts paid from Borrower to Lender under the second (2nd) sentence of Section 2.06 will be applied to amounts due from Borrower under this Section 2.11.

2.11 Exit Fee. Upon any prepayment of the principal balance of the Loan, in whole or in part, on or prior to the Payment Date in January 2017, including, without limitation, in connection with a Permitted Transfer, but excluding (i) a mandatory prepayment in connection with a principal prepayment on the Asset made by the Underlying Borrower pursuant to Section 2.05, (ii) any prepayment made during the continuance of an Underlying Loan Event of Default, (iii) any prepayment made in connection with a Future Funding Paydown, (iv) any CAE Cure Payment, or (v) any prepayment made pursuant to Requirements of Law or changes therein in accordance with Section 2.08, Borrower shall be required to pay the Exit Fee to Lender on the date of such prepayment.

2.12 Extension Options. Borrowers shall have one (1) option (the “Extension Option”) to extend the term of this Loan Agreement for a period of twelve (12) months (the “Extension Term”) from the Stated Maturity Date to the Extended Maturity Date upon satisfaction of the following terms and conditions:

(a) Borrower provides Lender with written notice of its election to exercise the Extension Option not later than the date that is thirty (30) days prior to the Stated Maturity Date; provided, however, that if Borrower shall receive notice of the exercise of the extension of the Underlying Loan Maturity Date from the Underlying Borrower (or Servicer, Co-Lender Agent or other Person) less than thirty (30) days prior to the Stated Maturity Date, then Borrower shall deliver notice of its exercise of the Extension Option within two (2) Business Days after its receipt of notice with respect to the Underlying Loan (but in no event shall Borrower deliver its notice less than ten (10) Business Days prior to the Stated Maturity Date);

(b) no (i) monetary or material non-monetary Default or (ii) Event of Default exists at the time such request is made and on the Stated Maturity Date; and

(c) Underlying Borrower shall have extended the term of the Underlying Loan for the extension term thereof and shall have satisfied all of the conditions to such exercise in accordance with the terms of the Underlying Loan Agreement in all material respects, including without limitation, an extension of the Interest Rate Protection Agreement thereunder.

Notwithstanding the foregoing, in the event that, as of the date of Borrower’s exercise of the Extension Option, Initial Lender or its Affiliate holds a Controlling Interest in the Loan and an Affiliate of Initial Lender is a co-lender or participant with respect to the Underlying Loan under the Co-Lender Agreement or Participation Agreement and such Affiliate agrees in writing to the exercise of the extension term of the Underlying Loan notwithstanding that the conditions under clause (c) are not satisfied, and provided that the conditions set forth in clauses (a) and (b) are satisfied, then the term of the Loan shall be similarly extended.

2.13 Additional Extension. In the event that (a) the Underlying Loan is not repaid in full by Underlying Borrower on the Underlying Loan Maturity Date (including any maturity date by virtue of acceleration thereof) or (b) an Underlying Loan Event of Default shall have occurred and be continuing for one hundred and twenty (120) days, the Maturity Date of the Loan may, in Lender’s sole and absolute discretion, be accelerated (if applicable) to, if as a result of the event described in (a) above, the Underlying Loan Maturity Date or, if as a result of the event described in (b) above, the date that is one hundred and twenty (120) days after the occurrence of such Underlying Loan Event of Default (whether or not the Underlying Loan Maturity Date has been accelerated); provided, however, that so long as (i) no monetary or material non-monetary Default or Event of Default then exists (other than an Event of Default solely arising from the applicable Underlying Loan Event of Default as previously described), and (ii) no Control Appraisal Event then exists, then the Maturity Date of the Loan shall automatically extend for six (6) months to permit Borrower (or Underlying Lender, Co-Lender Agent or Servicer on its behalf) to promptly commence and diligently pursue (A) a taking of title to the Mortgaged Property by foreclosure, an exercise of power of sale or deed-in-lieu thereof (in accordance with the provisions of Section 7.18) or (B) a resolution of the Underlying Loan (e.g., a restructuring or sale thereof) approved in writing by Lender in accordance with this Loan Agreement (an “Approved Underlying Loan Resolution”), provided that Borrower shall provide Lender with a satisfactory Interest Rate Protection Agreement on the Loan (in the event Borrower does not then have the benefit of interest rate protection acceptable to Lender in its sole good faith discretion under the Underlying Loan) within ten (10) days of the commencement of such six (6) month period. If such six (6) month period is not sufficient to consummate such foreclosure, exercise of power of sale or deed-in-lieu thereof and Lender is satisfied in its reasonable discretion that Borrower (or Underlying Lender, Co-Lender Agent or Servicer on its behalf) has promptly commenced and is diligently prosecuting efforts to consummate same, then Lender shall further extend the Maturity Date of the Loan for an additional period of six (6) months to consummate such foreclosure, exercise of power of sale or deed-in-lieu thereof. It is acknowledged and agreed that the additional six (6) month period under clause (A) of the foregoing sentence shall only be made available (subject to satisfaction of the above conditions) to permit Borrower (or Underlying Lender, Co-Lender Agent or Servicer on its behalf) to consummate a foreclosure, exercise of power of sale or deed-in-lieu thereof with respect to the Mortgaged Property but shall not extend the initial six (6) month period under clause (B) with respect to consummation of an Approved Underlying Loan Resolution.

Upon the consummation of:

(a) a transfer to an REO Owner of the Mortgaged Property by foreclosure or deed-in-lieu thereof in accordance with the foregoing and the REO Requirements, provided that: (w) no monetary or material non-monetary Default or Event of Default then exists, (x) Borrower provides Lender with a satisfactory Interest Rate Protection Agreement on the Loan (in the event Borrower does not then have the benefit of interest rate protection acceptable to Lender in its sole good faith discretion under the Underlying Loan), (y) no Control Appraisal Event then exists and (z) Borrower (or REO Owner) shall have cured all material non-monetary Underlying Events of Default that are reasonably susceptible to cure prior to the transfer of title to the Mortgaged Property to REO Owner (or with respect to any material non-monetary Underlying Event of Default that is not reasonably susceptible to cure prior to the transfer of title to the Mortgaged Property to REO Owner, Borrower (or REO Owner) shall promptly commence such cure after title to the Mortgaged Property is transferred to REO Owner and shall diligently prosecute such cure to completion), Lender shall further extend the Maturity Date of the Loan to the later to occur of (i) one (1) year from the consummation of such transfer or (ii) the final Underlying Loan Maturity Date (as same may be extended pursuant to any extension terms set forth in the Underlying Loan Documents) (the “Original Underlying Extended Maturity Date”); provided, however, that any extension of the Maturity Date of the Loan to the Original Underlying Extended Maturity Date under clause (a)(ii) shall be subject to Borrower’s (or REO Owner’s) satisfaction of each of the conditions to the exercise of any applicable extension terms as set forth in the Underlying Loan; provided, further, that if the conditions precedent to the exercise of such extension terms in the Underlying Loan are not capable of being satisfied prior to REO Owner taking possession of the Mortgaged Property and the time period between the date of the transfer of the Mortgaged Property to such REO Owner and the scheduled Underlying Loan Maturity Date is not sufficient to cause such conditions to be satisfied, then REO Owner shall be given such additional period (not to exceed sixty (60) days from the date of transfer of the Mortgaged Property) as may be reasonably necessary to satisfy such conditions; or

(b) an Approved Underlying Loan Resolution (other than a sale of the Underlying Loan) in accordance with the provisions of this Section 2.13 and Section 7.18, as applicable, provided that: (x) no monetary or material non-monetary Default or Event of Default then exists, (y) Borrower provides Lender with a satisfactory Interest Rate Protection Agreement on the Loan (in the event Borrower does not then have the benefit of interest rate protection acceptable to Lender in its sole good faith discretion under the Underlying Loan), and (z) no Control Appraisal Event then exists, Lender shall further extend the Maturity Date of the Loan to the later to occur of (i) one (1) year from the consummation of such Approved Underlying Loan Resolution or (ii) the earlier to occur of (A) the Original Underlying Extended Maturity Date and (B) the final maturity date of the Underlying Loan, pursuant to the terms of the Approved Underlying Loan Resolution; provided, however, that any extension of the Maturity Date of the Loan to the Original Underlying Extended Maturity Date or the final maturity date of the Underlying Loan, pursuant to the terms of the Approved Underlying Loan Resolution, if applicable, pursuant to the foregoing, shall be subject to Underlying Borrower’s satisfaction of each of the conditions to the exercise of any applicable extension terms as set forth in the Underlying Loan Documents (as such conditions may have been amended pursuant to any Approved Underlying Loan Resolution).

Notwithstanding the foregoing, (i) in the event that Lender is a Co-Lender Affiliate and the applicable Affiliate of Lender that is the noteholder, co-lender or participant with respect to the Underlying Loan agrees in writing to any restructuring or sale of the Underlying Loan or REO Property pursuant to the Co-Lender Agreement or Participation Agreement, then Lender shall be deemed to have approved such restructuring or sale hereunder and same shall be deemed to be an Approved Underlying Loan Resolution and, if applicable, the Maturity Date of the Loan shall be extended to the final maturity date pursuant to the terms of the Approved Underlying Loan Resolution (as same may be extended pursuant to any extension terms set forth in the Approved Underlying Loan Resolution subject to Underlying Borrower’s satisfaction of each of the conditions to the exercise thereof); and (ii) none of Borrower, Manager or any Affiliate thereof shall foreclose (or approve a foreclosure) upon or otherwise acquire title (or approve such acquisition) to the Mortgaged Property without satisfying the REO Requirements in accordance with Section 7.18.

SECTION 3 Payments; Computations; Cash Management Arrangements.

3.01 Payments.

(a) Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Loan Agreement and the Note, shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Lender at an account designated by Lender not later than 2:00 p.m., New York City time, on each Payment Date (and each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Business Day). Borrower acknowledges that it has no rights of withdrawal from the foregoing account.

(b) Except to the extent otherwise expressly provided herein, if the due date of any payment under this Loan Agreement or the Note would otherwise fall on a day that is not a Business Day, then the due date of such payment shall be the immediately succeeding Business Day.

3.02 Computations. Interest on the Loan shall be computed on the basis of a 360-day year, and shall be charged for the actual number of days elapsed during any month or other accrual period.

3.03 Cash Management Arrangements. The Underlying Loan Documents provide, or Borrower or Servicer (or Co-Lender Agent) has delivered a notice to the Underlying Borrower which provides, that Underlying Borrower shall pay all amounts payable under the Underlying Loan to an account of the Servicer. Borrower shall cause the Servicer to enter into a Servicer Notice and Agreement in the form attached hereto as Exhibit C, which provides, inter alia, that the Servicer shall deposit all Available Income from the Asset into an account (the “Deposit Account”) maintained by Lender at DBTCA (in such capacity, or any successor depository bank appointed by Lender, the “Deposit Bank”), pursuant to that certain Deposit Account Agreement, to be entered into after the date hereof, among Borrower, Lender and the Deposit Bank (as amended, modified and/or restated from time to time, the “Deposit Account Agreement”), and to be applied and disbursed in accordance with this Loan Agreement and the Deposit Account Agreement. If a Servicer forwards any Available Income with respect to the Asset to Borrower, Manager or any Affiliate thereof rather than directly to the Deposit Account, Borrower shall (i) redeliver an executed copy of the Servicer Notice and Agreement to the applicable Servicer, and make other commercially reasonable efforts to cause such Servicer to forward such amounts directly to the Deposit Account, (ii) hold such amounts in trust for the benefit of Lender and (iii) immediately deposit in the Deposit Account any such amounts. The Deposit Account and any subaccount thereof will be under the sole dominion and control of Lender, and Borrower shall have no right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.

3.04 Cash Flow Allocations.

(a) So long as no Underlying Loan Event of Default or Event of Default shall be continuing, all Available Income received by the Deposit Bank in respect of the Asset shall be applied by the Deposit Bank on each Payment Date (or in the case of Principal Paydowns or Payoffs and Underlying Prepayment Consideration received with respect to the Asset, within two (2) Business Days after receipt thereof) in the following order of priority:

(i)	first, to remit to (A) Lender on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts which are due from Borrower under this Loan Agreement or the other Loan Documents and (B) Loan Servicer the Loan Servicing Fees due for such month (and any unpaid Loan Servicing Fees for any prior months);

(ii)	second, to remit to Lender (A) an amount equal to all accrued and unpaid interest due on the Loan at the Interest Rate outstanding as of such Payment Date together with (B) Lender’s Pro Rata Percentage multiplied by the Spread Ratio of any Underlying Excess Spread received with respect to the Asset;

(iii)	third, from any Principal Paydown or Payoff on the Asset, to remit to Lender an amount equal to: (A) if such principal payment is a Payoff or arises from a casualty or condemnation affecting the Mortgaged Property, 100% of such principal payment on the Asset until the principal balance of the Loan has been reduced to zero and (B) if such principal payment is not a Payoff and does not arise from a casualty or condemnation affecting the Mortgaged Property, Lender’s Pro Rata Percentage of such principal payment on the Asset;

(iv)	fourth, from any Underlying Prepayment Consideration received with respect to the Asset, to Lender the amount of Prepayment Consideration due to Lender pursuant to Section 2.05;

(v)	fifth; from any extension fees or exit fees received with respect to the Asset, to Lender an amount equal to Lender’s Pro Rata Percentage of such extension fees or exit fees; and

(vi)	sixth, to remit to Borrower, the remainder, if any (it being understood, for the avoidance of doubt, that if there is no applicable Underlying Prepayment Consideration pursuant to subclause (iv) above, or extension fees or exit fees pursuant to subclause (v) above, the remainder of the Available Income received shall be remitted to Borrower following remittance to Lender under subclause (iii) above).

(b) If an Underlying Loan Event of Default exists but no Event of Default shall be continuing, all Available Income received by the Deposit Bank in respect of the Asset shall be applied by the Deposit Bank on each Payment Date (or in the case of Principal Paydowns or Payoffs and Underlying Prepayment Consideration received with respect to the Asset, within two (2) Business Days after receipt thereof) in the following order of priority:

(i)	first, to remit to (A) Lender on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due from Borrower under this Loan Agreement or the other Loan Documents and (B) Loan Servicer the Loan Servicing Fees due for such month (and any unpaid Loan Servicing Fees for any prior months);

(ii)	second, to remit to Lender (A) an amount equal to all accrued and unpaid interest on the Loan at the Interest Rate outstanding as of such Payment Date together with (B) Lender’s Pro Rata Percentage multiplied by the Spread Ratio of any Underlying Excess Spread received with respect to the Asset;

(iii)	third, to Lender in payment of the principal balance of the Loan until the principal balance of the Loan has been reduced to zero;

(iv)	fourth, to Borrower the remaining accrued and unpaid interest on the Asset at the regular (non-default) interest rate on the Asset;

(v)	fifth, to Borrower the difference between (A) the then unpaid principal balance of the Asset and (B) the principal amount of the Loan paid to Lender under clause (iii) above;

(vi)	sixth, to Lender its Pro Rata Percentage of any default interest and/or late charges paid by the Underlying Borrower with respect to the Asset

(vii)	seventh, from any Underlying Prepayment Consideration received with respect to the Asset, to Lender the amount of Prepayment Consideration due to Lender pursuant to Section 2.05; and

(viii)	eighth, to remit to Borrower, the remainder, if any.

(c) If an Event of Default shall be continuing, all Available Income received by the Deposit Bank in respect of the Asset shall be applied by the Deposit Bank on the next Business Day after receipt in the following order of priority:

(i)	first, to remit to (A) Lender on account of any unpaid fees, costs, expenses, indemnity amounts and any and all other amounts due from Borrower under this Loan Agreement or the other Loan Documents and (B) Loan Servicer any unpaid Loan Servicing Fees;

(ii)	second, to remit to Lender (A) an amount equal to all accrued and unpaid interest on the Loan at the Interest Rate (including interest at the Default Rate and any late charges, if applicable) outstanding as of such Payment Date together with (B) Lender’s Pro Rata Percentage multiplied by the Spread Ratio of any Underlying Excess Spread received with respect to the Asset;

(iii)	third, to Lender in payment of the principal balance of the Loan until the principal balance of the Loan has been reduced to zero together with any Exit Fee payable in connection therewith; and

(iv)	fourth, to remit to Borrower, the remainder, if any.

(d) Amounts to be remitted to Borrower under Sections 3.04(a)-(c) above shall be remitted to Borrower’s then current operating account. Borrower’s current operating account is set forth on Exhibit B attached hereto.

(e) The failure of Borrower to make any of the payments required to be made to Lender under Sections 3.04(a)-(c) above in full on each Payment Date shall constitute an Event of Default under this Loan Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to release such funds to Lender (provided that Borrower shall not have caused, directly or indirectly, such failure), shall not constitute an Event of Default.

(f) All Underlying Loan Reserves for the Underlying Loan must be held with the applicable Servicer in accordance with Section 11.15 in segregated accounts held for the benefit of Borrower (or the Underlying Lender, as applicable) or otherwise subject to control agreements approved by the Lender. In the event that no Servicer holds any such Underlying Loan Reserves for the Underlying Loan and Borrower would otherwise hold the Underlying Loan Reserves directly, it shall forward such Underlying Loan Reserves to the Deposit Account to be held and applied in accordance with the Underlying Loan Documents.

SECTION 4 Collateral Security.

4.01 Collateral; Security Interest.

(a) All of Borrower’s right, title and interest in and to each of the following items of property is hereinafter referred to as the “Collateral”:

(i)	the Asset identified on Schedule 1 attached hereto;

(ii)	all Underlying Loan Documents relating to the foregoing, including without limitation all participation certificates, promissory notes, and all servicing records, servicing rights, pledge agreements and any other collateral pledged or otherwise relating to the Asset, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, computer storage media, accounting records and other books and records relating thereto;

(iii)	the Deposit Account and all monies from time to time on deposit in the Deposit Account;

(iv)	all mortgage guaranties and insurance relating to the Asset (issued by governmental agencies or otherwise) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to the Asset and all claims and payments thereunder;

(v)	all other insurance policies and insurance proceeds relating to the Underlying Loan or the related Mortgaged Property;

(vi)	all Interest Rate Protection Agreements, if any, relating to the Asset;

(vii)	all collateral, however defined, under any other agreement between Borrower, Manager or any of their Affiliates on the one hand and Lender or any of its Affiliates on the other hand that relates solely to the Asset;

(viii)	all right, title and interest of Borrower with respect to the Asset in and to any and all “securities accounts”, as defined in the Uniform Commercial Code, relating to any of the foregoing and each “financial asset”, as defined in the Uniform Commercial Code, contained therein, including, without limitation, any accounts described in Section 3.03 and including all collection, escrow and reserve accounts relating to the Underlying Loan;

(ix)	all right, title and interest of Borrower with respect to the Asset in and to any and all “accounts”, “chattel paper” and “general intangibles” as defined in the Uniform Commercial Code relating to or constituting any and all of the foregoing;

(x)	all right, title and interest of Borrower with respect to the Asset in and to any and all “deposit accounts”, as defined in the Uniform Commercial Code, relating to any of the foregoing including all collection, escrow and reserve accounts relating to the Underlying Loan; and

(xi)	any and all replacements, substitutions, distributions, payments, Income, profits on or proceeds of any and all of the foregoing.

(b) Borrower hereby pledges to Lender, and grants a security interest in favor of Lender in, Borrower’s right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, to secure the Secured Obligations.

4.02 Further Documentation. At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby. Borrower also hereby authorizes Lender to file any such financing or continuation statement without the signature of Borrower to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Loan Agreement shall be sufficient as a financing statement for filing in any jurisdiction.

4.03 Changes in Locations, Name, etc. Borrower shall not change its name, state of organization, identity or organizational structure (or the equivalent) or change the location where it maintains its records with respect to the Collateral unless it shall have given Lender at least 30 days prior written notice thereof and shall have delivered to Lender all Uniform Commercial Code financing statements and amendments thereto as Lender shall request and taken all other actions deemed reasonably necessary by Lender to continue its perfected status in the Collateral with the same or better priority.

4.04 Lender’s Appointment as Attorney-in-Fact.

(a) Borrower hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time in Lender’s discretion, for the purpose of carrying out the terms of this Loan Agreement, and during the continuance of an Event of

Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Loan Agreement, and, for the purpose of exercising and perfecting any and all rights and remedies available to Lender under the Loan Documents, at law and in equity. Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

(b) Borrower also authorizes Lender, at any time and from time to time, to execute, in connection with any sale provided for in Section 4.07 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

(c) The powers conferred on Lender are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon Lender to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither Lender nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for Lender’s (or Lender’s officers’, directors’ or employees’) own gross negligence or willful misconduct.

4.05 Performance by Lender of Borrower’s Obligations. If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents after the giving of any required notice and the expiration of any applicable cure period and Lender may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the out-of-pocket expenses of Lender actually incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Borrower to Lender on demand and shall constitute Secured Obligations.

4.06 Proceeds. If an Event of Default shall be continuing, (a) all proceeds of Collateral received by Borrower consisting of cash, checks and other near-cash items shall be held by Borrower in trust for Lender, segregated from other funds of Borrower, and shall forthwith upon receipt by Borrower be turned over to Lender in the exact form received by Borrower (duly endorsed by Borrower to Lender, if required) and (b) any and all such proceeds received by Lender (whether from Borrower or otherwise) may, in the sole discretion of Lender, but subject to the terms and conditions of the Underlying Loan Documents, be held by Lender as collateral security for, and/or then or at any time thereafter may be applied by Lender against, the Secured Obligations (in each case, whether matured or unmatured), such application to be in such order as Lender shall elect. Any balance of such proceeds remaining after the Secured Obligations shall have been irrevocably paid in full shall be paid over to Borrower or to whomsoever may be lawfully entitled to receive the same. For purposes hereof, proceeds shall include, but not be limited to, all principal and interest payments, all prepayments and payoffs, insurance claims, condemnation awards, sale proceeds, real estate owned rents and any other income and all other amounts received with respect to the Collateral.

4.07 Remedies. If an Event of Default shall occur and be continuing, Lender may exercise, in addition to all other rights and remedies granted to it in this Loan Agreement, any Loan Document and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell (on a servicing released basis, at Lender’s option), assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral and or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at public or private sale or sales, at any exchange, broker’s board or office of Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including without limitation reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required or permitted by any provision of law, including without limitation Section 9-615 of the Uniform Commercial Code, need Lender account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Lender (or Lender’s officers, directors or employees). If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 2.03(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the reasonable out-of-pocket fees and disbursements of any attorneys employed by Lender to collect such deficiency.

4.08 Limitation on Duties Regarding Preservation of Collateral. Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Lender deals with similar property for its own account. Neither Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.

4.09 Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

4.10 Release of Security Interest. Promptly after irrevocable payment in full to Lender of all Secured Obligations, Lender shall release its security interest in any remaining Collateral; provided that if any payment, or any part thereof, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or a trustee or similar officer for, Borrower or any substantial part of its Property, or otherwise, this Loan Agreement, all rights hereunder and the Liens created hereby shall continue to be effective, or be reinstated, as though such payments had not been made until such time as such payments have been indefeasibly made. Upon the release of the security interest in the Asset pursuant to this Section, Lender shall promptly release to Borrower the Asset Files and execute, acknowledge and deliver to Borrower any and all documents, instruments and agreements necessary to release all security interests in the Collateral.

4.11 Release of Units. Lender shall permit Borrower to release or consent to (i) the release of any Unit from the Lien of the Underlying Loan Documents and (ii) the release of Borrower’s obligations hereunder with respect to such Unit (a “Release”), upon satisfaction of the following conditions:

(a) No Underlying Loan Event of Default shall be continuing;

(b) Borrower receives a principal prepayment with respect to the Asset from Underlying Borrower in an amount equal to Borrower’s portion of the applicable Underlying Loan Release Amount;

(c) In connection with any such Release, Borrower shall pay to Lender the required portion of the applicable Underlying Loan Release Amount payable to Lender pursuant to Section 2.05 hereof;

(d) Borrower shall have delivered at least three (3) Business Days prior written notice to Lender of any such proposed Release;

(e) Underlying Borrower shall have satisfied in all material respects each of the conditions to such Release under Section 5.1.35 of the Underlying Loan Agreement and Borrower shall have provided evidence thereof reasonably acceptable to Lender;

(f) Subject to satisfaction of the conditions of Section 5.1.35 of the Underlying Loan Agreement, such Release is permitted to be effected by Underlying Borrower as of right (i.e., without Borrower’s consent); and

(g) At least three (3) Business Days prior to the proposed date of such Release, Borrower shall have delivered drafts of any documents and agreements to be entered into by Borrower with Underlying Borrower in connection with such Release, and at least one (1) Business Day prior to the proposed date of such Release, Borrower shall have delivered a pro forma settlement statement in connection with such Release, and all such documents, agreements and settlement statement(s) shall be in form and substance reasonably acceptable to Lender.

SECTION 5 Conditions Precedent.

5.01 Condition Precedent. The agreement of Lender to fund the Loan is subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a) Loan Agreement. Lender shall have received this Loan Agreement, executed and delivered by a duly authorized officer of Borrower.

(b) Note. Lender shall have received the Note, conforming to the requirements hereof and executed by a duly authorized officer of Borrower.

(c) Pledge Agreement. Lender shall have received the Pledge Agreement, duly executed by Borrower.

(d) Guaranty. Lender shall have received the Guaranty, duly executed by Guarantor.

(e) Filings, Registrations, Recordings. Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Lender, a perfected, first-priority security interest in the Collateral, subject to no Liens other than those created hereunder, shall have been properly prepared and executed for filing (including the applicable county(ies) if Lender determines such filings are necessary in its sole discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest.

(f) Closing Certificates. Lender shall have received a certificate of a duly authorized officer of Borrower and Guarantor, dated as of the date hereof, certifying (A) that attached thereto are true, complete and correct copies of (i) the organizational documents of Borrower and Guarantor and (ii) resolutions or consents duly adopted by the Board of Directors or partners or members of Borrower and Guarantor authorizing the execution, delivery and performance of this Loan Agreement, the Note and the other Loan Documents to which it is a party, and the borrowings contemplated hereunder, and that such resolutions or consents have not been amended, modified, revoked or rescinded, and (B) as to the incumbency and specimen signature of each officer executing any Loan Documents on behalf of Borrower and Guarantor, and such certificate and the resolutions attached thereto shall be in form and substance reasonably satisfactory to Lender.

(g) Good Standing Certificates. Lender shall have received copies of certificates evidencing the good standing of Borrower and Guarantor, dated as of a recent date, from the Secretary of State (or other appropriate authority) of the jurisdiction under which each of Borrower and Guarantor is organized and, with respect to Borrower, of such other jurisdiction where the ownership, lease or operation of property, or the conduct of business, requires Borrower to qualify as a foreign entity, except where the failure to qualify would not have a Material Adverse Effect.

(h) Legal Opinions. Lender shall have received customary legal opinions of counsel to Borrower and Guarantor in form and substance reasonably acceptable to Lender and covering such matters incident to the transactions contemplated by this Loan Agreement as Lender shall reasonably request.

(i) Fees and Expenses. Lender shall have received all fees and expenses required to be paid by Borrower on or prior to the Closing Date pursuant to this Loan Agreement or the other Loan Documents.

(j) Financial Statements. Lender shall have received the financial statements referenced in Section 6.01(a).

(k) Structuring Fee. On the date hereof, Borrower shall have paid Lender the Structuring Fee.

(l) No Default. No Default or Event of Default shall be continuing.

(m) Representations and Warranties. Each representation and warranty made by Borrower in Section 6 hereof and elsewhere herein and in each of the Loan Documents, shall be true and correct in all material respects on and as of the Closing Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(n) Asset Documents. Lender shall have received all Asset Documents required to be delivered for the pledged Asset as set forth on Schedule 5 attached hereto.

(o) Additional Documents. Lender shall have received, with regard to the Asset, such title insurance, surveys, appraisals satisfying the requirements of FIRREA and, to the extent available, other information, documents, agreement or instruments as Lender deems reasonably advisable with respect to the Asset to be pledged hereunder on such Business Day, each in form and substance reasonably satisfactory to Lender.

(p) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Loan Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to Lender, and Lender shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

(q) Intentionally Omitted.

(r) Due Diligence Review. Lender shall have completed its due diligence review of the Underlying Loan Documents for the Asset and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Asset as Lender in its sole discretion deems appropriate and such review shall be satisfactory to Lender in its sole discretion exercised in good faith.

(s) Other Documents. Lender shall have received such other documents as Lender or its counsel may reasonably request.

SECTION 6 Representations and Warranties. Borrower represents and warrants to Lender as of the date hereof and at all times while this Loan Agreement remains in effect as follows:

6.01 Financial Condition.

(a) The financial statements of Guarantor and Sponsor furnished to Lender, are complete and correct in all material respects and present fairly, in accordance with GAAP, the financial condition of Guarantor and Sponsor as of the date(s) thereof and the results of operations of Guarantor and Sponsor for the period(s) covered thereby.

(b) Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

(c) Neither Guarantor nor Sponsor had, as of the date(s) of such financial statements, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, or other financial derivative, which is not reflected in the foregoing statements or in the notes thereto.

6.02 No Change. From and after the date(s) of such financial statements, except as disclosed in writing by Borrower to Lender from time to time, there has been no development or event nor any prospective development or event which has had or should reasonably be expected to have a Material Adverse Effect on Borrower, Guarantor or Sponsor.

6.03 Existence; Compliance with Law; Ownership of Borrower. Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has all requisite organizational power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own and operate its property, to lease the property it operates as lessee and to carry on its business as now being or as proposed to be conducted, (c) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, and (d) is in compliance in all material respects with all obligations under the Governing Documents and, to Borrower’s Knowledge, with all Requirements of Law. The organizational chart attached hereto as Schedule 4 is complete and accurate and illustrates all Affiliates who have a direct or indirect ownership interest in Borrower as of the date hereof.

6.04 Authorization; Enforceable Obligations.

(a) Borrower has all requisite organizational power and authority, and the legal right, to make, deliver and perform this Loan Agreement, the Note and each other Loan Document, and to borrow and to grant Liens hereunder, and has taken all necessary action to authorize the borrowings and the granting of Liens on the terms and conditions of this Loan Agreement, the Note, and each other Loan Document to which it is a party, and the execution, delivery and performance of this Loan Agreement, the Note and each other Loan Document.

(b) No consent or authorization of, approval by, notice to, filing with or other act by or in respect of, any Governmental Authority or any other Person is required or necessary in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Loan Agreement, or the Note or any other Loan Document, except (i) for filings and recordings in respect of the Liens created pursuant to this Loan Agreement, and (ii) as previously obtained and currently in full force and effect.

(c) Each Loan Document to which Borrower is a party has been duly and validly executed and delivered by Borrower and constitutes, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.05 No Legal Bar. The execution, delivery and performance of this Loan Agreement, the Note and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any provision of the Governing Documents or Contractual Obligation of Borrower and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

6.06 No Material Litigation. As of the date hereof, and, except as may be disclosed in writing to Lender from time to time after the date hereof, there are no actions, suits, arbitrations, investigations or proceedings of or before any arbitrator or Governmental Authority pending or, to the Knowledge of Borrower, threatened against Borrower, Guarantor or Sponsor or against any of their respective properties or revenues which would reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Borrower is not in default under or with respect to any of its Contractual Obligations in any material respect. No Event of Default and, to Borrower’s Knowledge, no Default has occurred and is continuing.

6.08 Collateral; Collateral Security.

(a) Borrower has not assigned, pledged, or otherwise conveyed or encumbered any of the Collateral to any Person other than Lender, and immediately prior to the pledge of such Collateral, Borrower was the sole owner of its Collateral and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens that have been released or are to be released simultaneously with the Liens granted in favor of Lender hereunder and except for Permitted Property Liens.

(b) The provisions of this Loan Agreement are effective to create in favor of Lender a valid security interest in all right, title and interest of Borrower in, to and under the Collateral.

(c) Upon the filing (to the extent such interest can be perfected by filing under the Uniform Commercial Code) of financing statements on Form UCC-1 naming Lender as

“Secured Party” and Borrower as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Schedule 5 attached hereto, the security interests and Liens granted hereunder in the Collateral will constitute fully perfected first-priority security interests under the Uniform Commercial Code in all right, title and interest of Borrower in, to and under such Collateral.

6.09 Representations Regarding the Asset. Each of the representations and warranties set forth on Schedule 6 are true and correct in all material respects with respect to the Asset.

6.10 Location of Books and Records. The location where Borrower keeps its books and records, including all computer tapes and records relating to the Collateral is its offices located in New York, New York.

6.11 Intentionally Omitted.

6.12 Taxes. Borrower has filed all foreign, federal, state and all other material Tax returns that are required to be filed by Borrower (subject to the timely filing of any extension thereof) and has paid all Taxes, charges and assessments payable by Borrower, except for any such taxes, charges or assessments, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in conformity with GAAP have been provided. No tax Lien has been filed, and, to the Knowledge of Borrower, no claim is being asserted, with respect to any such tax or assessment.

6.13 Margin Regulations. No part of the proceeds of the Loan will be used by Borrower or its Affiliates for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under, or for any other purpose which violates or would be inconsistent with the provisions of, Regulation G, T, U or X.

6.14 Investment Company Act; Other Regulations. None of Borrower, Guarantor or Sponsor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. Borrower is not subject to regulation under any Federal or state statute or regulation which limits its ability to incur Indebtedness.

6.15 Special Purpose Entity. Borrower is a Special Purpose Bankruptcy Remote Entity.

6.16 FIRPTA. Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Code. If Borrower is a “disregarded entity” for U.S. federal income Tax purposes, then the regarded owner, for U.S. federal income Tax purposes, of Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Code.

6.17 No Prohibited Persons. None of Borrower, Guarantor or any of their respective officers, directors, partners, members, Affiliates or any shareholder who owns five percent (5%) or more of the direct or indirect interest of Borrower (provided that the foregoing representation with respect to shareholders shall be limited to Borrower’s Knowledge after the date of consummation of a Qualified IPO) is an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

6.18 Borrower Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to the Loan, the fair value of the assets of Borrower is and Borrower expects will continue to be greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Borrower in accordance with GAAP) of Borrower and Borrower is and expects to remain solvent, is able to pay its debts as they mature and does not expect to have an unreasonably small capital to engage in the business in which it is engaged and proposes to engage. Borrower does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Borrower is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Borrower or any of its assets. Borrower is not transferring the Asset with any intent to hinder, delay or defraud any of its creditors.

6.19 ERISA. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101.

6.20 True and Complete Disclosure. To Borrower’s Knowledge, the information, reports, financial statements, exhibits and schedules furnished in writing by Borrower or Guarantor to Lender in connection with the negotiation, preparation or delivery of this Loan Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein not materially misleading. All written information prepared by Borrower, Manager or their Affiliates and furnished after the date hereof by Borrower or Guarantor to Lender in connection with this Loan Agreement and the other Loan Documents and the transactions contemplated hereby is true, correct and accurate, in all material respects, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. To Borrower’s Knowledge, there is no fact that, after due inquiry, would reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Lender for use in connection with the transactions contemplated hereby or thereby.

SECTION 7 Covenants of Borrower. Borrower covenants and agrees with Lender that, so long as all or any portion of the Loan is outstanding and until the irrevocable payment in full of all Secured Obligations:

7.01 Financial Statements. Borrower shall deliver to Lender:

(a) as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Borrower, the balance sheet of Borrower as at the end of such period and the related unaudited statement of income and of cash flow for Borrower for such period and the portion of the fiscal year through the end of such period, if applicable, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Borrower, which certificate shall state that, to the best of such Responsible Officer’s knowledge, said financial statements fairly present the financial condition and results of operations of Borrower in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b) promptly and in any event within five (5) Business Days following Borrower’s receipt thereof, copies of all material notices and requests received by Borrower from the Underlying Borrower, its Affiliate, any property manager, any guarantor or Servicer or Co-Lender Agent, in each case, as applicable, or other party pursuant to the terms of any of the Underlying Loan Documents for the Asset;

(c) promptly and in any event within five (5) Business Days following Borrower’s receipt thereof, Borrower shall deliver to Lender copies of all financial statements, operating statements, rent rolls and budgets received by Borrower from the Underlying Borrower, its Affiliate, any property manager, Servicer, Co-Lender Agent or other party pursuant to the terms of any of the Underlying Loan Documents for the Underlying Loan and the Asset, any guarantor with respect to the Underlying Loan and the Asset or the Mortgaged Property; and Borrower shall use reasonable efforts to enforce, or cause any Servicer or other applicable party to enforce, the financial statement delivery and reporting requirements of the Underlying Loan Documents;

(d) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, the audited balance sheet of Borrower as at the end of such fiscal year and the related statements of income and retained earnings and of cash flow for Borrower for such year, if applicable, setting forth in each case in comparative form the figures for the previous year, prepared in accordance with GAAP, and certified by an independent certified public accountant of recognized national standing, without qualification as to scope of audit or going concern; and

(e) promptly and in any event within fifteen (15) days following request therefor by Lender from time to time such other information regarding the financial condition, operations, or business of Borrower as Lender may reasonably request (to the extent that same is then available).

7.02 Existence, Etc. Borrower will:

(a) preserve and maintain its legal existence;

(b) preserve and maintain all of its material rights, privileges, licenses and franchises (to the extent practicable);

(c) comply in all material respects with the requirements of all applicable Requirements of Law (including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act and all environmental laws); and

(d) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

7.03 Performance of Underlying Loan Document Obligations. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all amounts to be paid by it, under the Underlying Loan Documents. Borrower shall use reasonable efforts to cause Underlying Borrower to observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by Underlying Borrower under the Underlying Loan Documents.

7.04 Notices.

(a) Borrower shall give notice to Lender promptly and, in any event, within two (2) Business Days after:

(i) Borrower becoming aware of the occurrence of any (A) Default or Event of Default or (B) any event of default or default under any other material agreement of Borrower where the result of such default or event of default under this clause (B) Borrower reasonably expects would have a Material Adverse Effect;

(ii) service of process on Borrower or Guarantor, or any agent thereof for service of process, in respect of any legal or arbitrable proceedings affecting Borrower or Guarantor (a) that questions or challenges the validity or enforceability of any of the Loan Documents or (b) which, if determined adversely to Borrower or Guarantor would give rise to a liability of Borrower of $100,000 or more or a liability of Guarantor of $5,000,000 or more;

(iii) Borrower becoming aware of any Underlying Loan Event of Default, any Material Adverse Effect and any other event or change in circumstances which Borrower reasonably expects would have a Material Adverse Effect;

(iv) Borrower becoming aware that the Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise materially damaged;

(v) Borrower’s receipt of notice of any Principal Paydown or Payoff Proceeds of the Asset, and in any event within one (1) Business Day after receipt thereof, unless a request for release with respect to such Asset has been delivered to Lender;

(vi) entry of a judgment or decree resulting in a liability to Borrower in an amount in excess of $100,000 and/or to Guarantor in an amount in excess of $5,000,000; and

(vii) any transfer of more than 25% of the direct or indirect ownership interests in Borrower (including, without limitation, any transfer of more than 25% of the ownership interests in Sponsor) and Borrower shall provide Lender with such documents and information with respect to any transferees as Lender may require to complete its “Know Your Customer” and OFAC diligence; provided, that notwithstanding anything to the contrary contained in this Section 7.04, after the occurrence of a Qualified IPO, notice under this Section 7.04(a)(vii) with respect to any transfers that occur on the public secondary markets shall be timely delivered if Borrower provides notice of such relevant transfer within two (2) Business Days of obtaining Knowledge thereof.

Each notice pursuant to this Section 7.04(a) (other than 7.04(a)(v) and (vii)) shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken or proposes to take with respect thereto.

7.05 Further Identification of Collateral. Borrower will furnish to Lender from time to time statements and schedules further identifying and describing the Collateral and such other financial reports in connection with the Collateral as Lender may reasonably request, all in reasonable detail, to be provided to Lender promptly and in any event within five (5) Business Days following request therefor by Lender.

7.06 Reports.

(a) Borrower shall deliver or cause to be delivered to Lender, (i) promptly and in any event within five (5) Business Days following Borrower’s receipt thereof, copies of the monthly servicing report received from the Servicer setting forth the outstanding principal balance and delinquency status of the Underlying Loan and the Asset, and all principal, interest and other payments received with respect to the Underlying Loan and the Asset for the prior month and (ii) promptly after Lender’s written request, a report containing such other information in respect of the Underlying Loan and the Asset as Lender may reasonably request, including, without limitation, balances of, and activity for the prior month in, any and all reserve and escrow accounts maintained by Borrower or any Servicer on its behalf with respect to the Underlying Loan and the Asset.

(b) Promptly and in any event within five (5) Business Days following written request therefor by Lender, Borrower shall make available at Borrower’s offices to Lender and/or permit Lender to inspect during normal business hours any property, books, valuations, records, audits or other information with respect to the Underlying Loan or the Asset as Lender may reasonably request.

7.07 Prohibition of Fundamental Changes. Without Lender’s prior written consent, Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

7.08 Limitation on Liens on Collateral. Neither Borrower nor any Affiliate of Borrower will create, incur or permit to exist any Lien, security interest or claim on the

Collateral, except for Liens on the Collateral created hereunder. Borrower will defend the Collateral against, and will take such other action as is necessary to remove any Lien, security interest or claim on or to the Collateral, other than the security interests created under this Loan Agreement and Permitted Property Liens, and Borrower will defend the right, title and interest of Lender in and to any of the Collateral against the claims and demands of all Persons whomsoever, other than Persons claiming through Lender.

7.09 Limitation on Sale or Other Disposition of Collateral; Permitted Transfers. Borrower will not Transfer all or any portion of the Collateral or any interest therein without the prior written consent of Lender, other than (a) in connection with the Release of a Unit in accordance with Section 4.11 or (b) pursuant to a Permitted Transfer upon the terms and subject to the conditions of this Section 7.09. Borrower shall be required to give Lender at least five (5) Business Days’ prior written notice of any sale, transfer or assignment of all or any portion of its interest in the Asset pursuant to a Permitted Transfer including information regarding the transferee including documentation reasonably acceptable to Lender evidencing that such transferee is a Qualified Transferee (and is not an Affiliate of the Underlying Borrower prohibited under the definition of “Permitted Transfer” or a Prohibited Person). It shall be a condition precedent to Borrower’s sale, transfer or assignment of (i) 100% of its interest in the Asset, that Borrower pay to Lender the entire outstanding principal balance of the Loan, all accrued and unpaid interest thereon and all other amounts due to Lender under the Loan Documents or (ii) any portion of its interest in the Asset pursuant to a Permitted Transfer, that Borrower make a principal prepayment with respect to the Loan to Lender on or before the effective date of such Permitted Transfer in the amount of the product of (A) the principal portion of the Asset being Transferred pursuant to such Permitted Transfer and (B) Lender’s Pro Rata Percentage (prior to such principal payment), together with, in either case under clauses (i) or (ii), the applicable Exit Fee payable with respect to such prepayment of the Loan. Borrower’s sale, transfer or assignment of any portion of its interest in the Asset pursuant to a Permitted Transfer shall be subject to the following additional conditions precedent on or prior to the effective date of such Permitted Transfer:

(i) no monetary or material non-monetary Default or Event of Default shall have occurred and be continuing as of the effective date of such Permitted Transfer;

(ii) no monetary or material non-monetary Underlying Loan Event of Default shall have occurred and be continuing as of the effective date of such Permitted Transfer (provided, however, that so long as all of the other conditions of this Section 7.09 are satisfied, Borrower shall be permitted to consummate Permitted Transfers of not more than 49% of its interest in the Asset, individually or in the aggregate, notwithstanding that a monetary or material non-monetary Underlying Loan Event of Default exists, provided that Borrower retains control of the Asset and the transferee of any interest in the Asset under a Permitted Transfer made during the existence of a monetary or material non-monetary Underlying Loan Event of Default is given no control, consent or approval rights with respect to the Underlying Loan);

(iii) all of the representations and warranties of Borrower and Guarantor contained in this Loan Agreement and the other Loan Documents shall be true and correct in all material respects both as of the effective date of such Permitted Transfer;

(iv) Borrower shall take such actions as are reasonably necessary to cause the remaining portion of the Asset (the “Remaining Portion”) held by Borrower from and after the effective date of such transfer and the portion of the Asset transferred to the transferee (the “Transferred Portion”) pursuant to such Permitted Transfer to each be evidenced by a separate Participation Interest (or A-Note, if applicable), including, without limitation, the execution and delivery of amendments and/or restatements of the Participation Agreement and Co-Lender Agreement, each in form and substance reasonably acceptable to Lender and the issuance of new participation certificates (or A-Notes, if applicable) evidencing the Remaining Portion and Transferred Portion, respectively. The original participation certificate evidencing the Remaining Portion shall be delivered to Lender;

(v) Borrower and Guarantor shall execute and/or deliver any and all amendments and/or restatements of this Loan Agreement and the other Loan Documents and additional Loan Documents and such legal opinions as Lender may require in connection with such Permitted Transfer, and each of such documents and opinions shall be in form and substance acceptable to Lender; and

(vi) Borrower shall have paid all of Lender’s reasonable out of pocket costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred in connection with such Permitted Transfer.

7.10 Limitation on Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of Borrower or Manager, except upon terms and conditions that are substantially similar to those that would reasonably be available on an arm’s-length basis with Persons that are not Affiliates of Borrower or Manager, without the prior written consent of Lender.

7.11 Special Purpose Entity. Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity.

7.12 Limitations on Modifications, Waivers and Terminations of and Consents under Underlying Loan Documents. Provided that no Event of Default or Control Appraisal Event exists, Borrower may (a) amend, modify, terminate or waive any provision of any Underlying Loan Document or (b) grant any consent to the Underlying Borrower or any other Person under any Underlying Loan Document; provided, however, Borrower will not (i) amend, modify, terminate or waive any provision of any Underlying Loan Document or (ii) grant any consent to the Underlying Borrower or any other Person under any Underlying Loan Document, to the extent that any such amendment, modification, termination or waiver or the granting of any such consent would constitute a Material Modification, without Lender’s prior written consent, which consent may be granted or withheld by Lender in its sole and absolute discretion, except that Lender’s consent shall not be unreasonably withheld or conditioned by Lender to the extent that the Underlying Loan Documents expressly provide that Borrower’s consent to such Material Modification is required to be reasonable. Notwithstanding the foregoing, in the event that, as of the date of Borrower’s request for consent to any Material Modification, Lender is a Co-Lender Affiliate and any such Material Modification has been approved by the Affiliate of

Lender that is the noteholder, co-lender or participant pursuant to the terms of the Co-Lender Agreement or Participation Agreement, as applicable, then Lender shall be deemed to have consented to such Material Modification hereunder.

7.13 Prohibited Persons. Borrower covenants and agree that none of Borrower, Guarantor, or any of their respective Affiliates, officers, directors, partners or members will knowingly: (i) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224. Borrower further covenants and agrees to deliver (from time to time) to Lender any such certification or other evidence as may be reasonably requested by Lender, confirming that: (i) none of Borrower, Guarantor or any of their respective officers, directors, partners, members or Affiliates is a Prohibited Person; and (ii) none of Borrower, Guarantor or their respective officers, directors, partners, members or Affiliates has to its knowledge engaged in any business, transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person.

7.14 Limitation on Distributions. During the continuation of any Event of Default, Borrower shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower.

7.15 Elevation; Buy/Sell.

(a) Neither Borrower nor any Affiliate of Borrower shall consummate an Elevation with respect to the Asset modifying and converting same from a Participation Interest to a Mortgage Note unless prior to consummation of such Elevation, Borrower executes, acknowledges and/or delivers (as applicable) to Lender (i) the original Mortgage Note, Mortgage and other Underlying Loan Documents, allonges, assignments and the other Asset Documents required to be delivered pursuant to Schedule 5 attached hereto together with (ii) amendments, modifications and/or restatements of this Loan Agreement, the Pledge Agreement and/or the other Loan Documents and any other pledges, collateral assignments and/or additional Loan Documents as Lender may require in connection with such Elevation, in each case, in form and substance acceptable to Lender.

(b) Neither Borrower nor any Affiliate of Borrower shall consummate a buy/sell transaction with respect to the Asset pursuant to the Co-Lender Agreement, under which Borrower or such Affiliate is the buyer, unless prior to consummation of such buy/sell transaction: Borrower or such Affiliate either (i) pledges its additional purchased interest in the Underlying Loan (the “Additional Underlying Loan Interest”) to Lender pursuant to pledge and collateral assignment documentation acceptable to Lender and executes and/or delivers with respect to such Additional Underlying Loan Interest all of the documents required pursuant to Schedule 5 attached hereto, or (ii) executes a letter agreement with Lender pursuant to which

Borrower or such Affiliate agrees that, with respect to its Additional Underlying Loan Interest, it will not exercise any voting or consent rights, which letter shall be in form and substance acceptable to Lender. Upon consummation of such a buy/sell transaction, Borrower may prepay the entire Loan (without payment of the Exit Fee provided such prepayment of the Loan is made within ninety (90) days following the acquisition by Borrower or such Affiliate of the Additional Underlying Loan Interest, but with payment of the Exit Fee if such prepayment of the Loan occurs after the end of such ninety (90) day period unless payment of Exit Fee is otherwise not required under the terms of this Loan Agreement). If Borrower or any applicable Affiliate thereof subsequently sells any such additional purchased interest in the Underlying Loan to a bona-fide purchaser, who is not an Affiliate of Borrower, (A) any pledge and lien thereon granted to Lender pursuant clause (i) above shall be released by Lender in connection with such subsequent sale of such interest, at Borrower’s sole cost and expense, and (B) from and after the date of any such sale of such interest, any letter agreement delivered by Borrower or its Affiliate pursuant clause (ii) above shall be terminated and of no further force or effect.

7.16 Limitation on Transfers of Interests in Borrower. Borrower shall not Transfer or permit to be Transferred any direct or indirect ownership interest in Borrower, (a) to any Prohibited Person or (b) to the extent that such Transfer, individually or in the aggregate, would result in a Change of Control, without Lender’s prior written consent.

7.17 Future Advances Under Underlying Loan Documents. If Borrower shall receive a request for a future advance on the Asset from the Underlying Borrower, Servicer, Co-Lender Agent or other Person pursuant to the Underlying Loan Documents, Borrower shall give Lender written notice thereof promptly after receipt of such request together with a copy thereof. Borrower shall not fund such future advance unless and until Borrower has reasonably determined and certified to Lender in writing that all conditions precedent to such future advance under the applicable Underlying Loan Documents have been fully satisfied. Notwithstanding the foregoing, in the event that, as of the date of any request for a future advance on the Asset, Lender is a Co-Lender Affiliate and the applicable Affiliate of Lender that is the noteholder, co-lender or participant under the Underlying Loan has elected to fund its applicable portion of such future advance, then Lender shall be deemed to have granted its consent to such future advance in satisfaction of this Section 7.17.

7.18 Foreclosure, Exercise of Remedies under Underlying Loan Documents. In the event that Borrower intends to commence any foreclosure upon or comparable conversion of the ownership of the Mortgaged Property or other exercise of any remedies under any Underlying Loan Documents, or grant its consent or approval to any such action, in connection with any Underlying Loan Event of Default as applicable, Borrower shall give Lender at least ten (10) Business Days’ notice prior to commencing such action or consenting or approving any such action. Borrower shall diligently prosecute, or use reasonable efforts to cause to be prosecuted, any such foreclosure or exercise of remedies in accordance with the terms and conditions of this Section 7.18 and this Loan Agreement, the Underlying Documents an applicable Requirements of Law and keep Lender reasonably apprised of the status of any such foreclosure or exercise of remedies. Borrower shall provide Lender with copies of any pleadings, filings, documents and agreements in connection with any such foreclosure or exercise of remedies promptly after Lender’s request therefor. If Borrower, Underlying Lender or any Person designated by Borrower or Underlying Lender shall take title to the Mortgaged

Property, Borrower shall form a new Special Purpose Bankruptcy Remote Entity owned by Borrower (or its Affiliate) and the holder(s) of any other Participation Interest or A-Note in the Underlying Loan (in the same respective percentage ownership interests as Borrower and such holder(s) hold in the Underlying Loan as of such date) (an “REO Owner”) to take title thereto. On or prior to the effective date of any transfer of title to the Mortgaged Property to an REO Owner, Borrower (or an Affiliate thereof) shall be required to execute and deliver to Lender a pledge agreement and such other security agreements as Lender may reasonably require to grant to Lender a first priority perfected lien and security interest in and to all of Borrower’s (or its applicable Affiliate’s) direct and/or indirect ownership interests in the REO Owner (the “REO Owner Equity”) as security for the Loan, which documents shall be in form and substance reasonably acceptable to Lender and shall be substantially in the form of Lender’s standard mezzanine loan documents, for loans comparable in size to the Loan and for similar assets in similar geographic markets to the Mortgaged Property, provided that such mezzanine loan documents shall not materially increase Borrower’s obligations or materially decrease Borrower’s rights as compared to those of Underlying Borrower pursuant to the Underlying Loan Documents (taking into account the different nature of the collateral securing the mezzanine loan). Without limiting the foregoing, Borrower shall also be required to satisfy the following conditions in connection with any such foreclosure or exercise of remedies (together with the other conditions to be satisfied under this Section 7.18, the “REO Requirements”): (i) Borrower shall have delivered an updated Phase I environmental report with respect to the REO Property which is reasonably satisfactory to Lender; (ii) REO Owner shall have received an owner’s title policy insuring its fee interest in the REO Property and Lender shall have received a mezzanine lender’s UCC title insurance policy, each in form and substance satisfactory to Lender and in the case of Lender’s policy in an amount to be determined by Lender but in no event less than the principal amount of the Loan; (iii) Lender shall have received evidence that the REO Property is covered by insurance in customary amounts and coverages from insurers acceptable to Lender; (iv) Lender shall have the right to require new or updated third party reports including engineering and appraisal reports following the foreclosure or acquisition of title on the REO Property; (v) Guarantor shall be required to deliver a non-recourse carveout guaranty (or an amendment of the existing Guaranty) (an “REO Guaranty”), in form and substance reasonably satisfactory to Lender, covering Lender’s standard non-recourse carveouts with respect to the REO Owner, occurring from and after the date of the direct or indirect acquisition of the REO Property by REO Owner; provided that if Borrower or an Affiliate thereof is not in control of REO Owner, Guarantor shall not be responsible for the acts of third parties not affiliated with Borrower taken without Borrower’s approval or acquiescence; and (vii) the Loan Documents will be modified, pursuant to amendments and/or restatements to incorporate applicable representations, covenants and provisions from the applicable Underlying Loan Documents to reflect the conversion of the Loan from a “loan on loan” structure to a mezzanine loan secured by a pledge of the REO Owner Equity and, if title to the REO Owner Equity shall be held by an Affiliate of Borrower, adding such Affiliate as an additional borrower under the Loan Documents, which documents shall be in form and substance reasonably acceptable to Lender and shall be substantially in the form of Lender’s standard mezzanine loan documents, for loans comparable in size to the Loan and for similar assets in similar geographic markets to the Mortgaged Property. In the event that, immediately prior to the transfer of title to the Mortgaged Property to the REO Owner, Borrower shall hold 100% of the Underlying Loan, then in addition to delivery of a pledge agreement with respect to the REO Owner Equity and execution and delivery of mezzanine loan documents or amendments and restatements of the Loan Documents and other documents reflecting a mezzanine loan structure as provided above, in addition to the other applicable REO Requirements above, Borrower shall be required to satisfy the following conditions in connection with any such foreclosure or exercise of remedies: (x) Borrower (or REO Owner) shall have executed and delivered to Lender a first priority mortgage on the REO Property, (y) Lender shall have received a lender’s mortgage title insurance policy, a UCC insurance policy and a mezzanine endorsement to Borrower’s owner’s title insurance policy, each in form and substance reasonably satisfactory to Lender and in amounts to be determined by Lender but in no event less than the principal amount of the Loan and (z) the Loan Documents will be modified, pursuant to amendments and/or restatements in form and substance satisfactory to Lender, to incorporate applicable representations and covenants from the applicable Underlying Loan Documents to reflect the conversion of the Loan from a “loan on loan” structure to a mortgage loan secured directly by the REO Property.

SECTION 8 Events of Default. Each of the following events shall constitute an event of default (an “Event of Default”) hereunder:

(a) Default in the Payment of Principal. Borrower shall default in the payment of principal of the Loan when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(b) Default in the Payment of Interest. Borrower shall default in the payment of interest on the Loan when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment); or

(c) Default in the Payment of Other Amount. Borrower shall default in the payment of any other amount payable by it hereunder or under any other Loan Document, and such default shall have continued unremedied for five (5) Business Days after notice from Lender; or

(d) Failure to Maintain Lien. The Loan Documents shall for any reason cease to create a valid first priority security interest in favor of Lender in and to the Asset or any of the other Collateral and such default shall have continued unremedied for three (3) Business Days;

(e) Failure of Representation or Warranty. Any representation, warranty or certification made or deemed made by Borrower herein or by Borrower in any other Loan Document or any certificate furnished to Lender by Borrower pursuant to the provisions thereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and, to the extent such breach is reasonably susceptible of cure, such breach is not cured within five (5) Business Days after the earlier of notice thereof from Lender or Borrower obtaining actual knowledge of such breach (unless Borrower shall have made any such representation with actual knowledge that it was materially incorrect or untrue at the time made, in which case such breach shall constitute an immediate Event of Default); or

(f) Default of Covenant. Borrower shall:

(i) fail to comply with the requirements of Section 7 hereof (other than Sections 7.01, 7.02(b), 7.02(c), 7.02(d), 7.03, 7.05, 7.06 or 7.10); or

(ii) fail to comply with the requirements of Sections 7.01, 7.02(b), 7.02(c), 7.02(d), 7.03, 7.05, 7.06 or 7.10 and such default shall continue unremedied for a period of ten (10) Business Days after written notice thereof from Lender; or

(iii) fail to observe or perform any other covenant, condition or agreement contained in this Loan Agreement (other than any covenant, condition or agreement in Article 7) or any other Loan Document and such failure to observe or perform shall continue unremedied for a period of ten (10) Business Days after written notice thereof from Lender (provided, however, that if such failure is not reasonably susceptible to being cured within ten (10) Business Days after notice thereof from Lender, and so long as Borrower has promptly commenced and is diligently prosecuting efforts to cure such failure, then Borrower shall be given an additional reasonable period to cure such failure provided that such cure period shall not in the aggregate exceed thirty (30) days from the date of Lender’s notice of such failure), unless this Loan Agreement or such other Loan Document expressly provides that such breach or failure constitutes an immediate Event of Default, in which case no notice or cure period shall apply; or

(g) Cross Default with other Loan Documents. A default, after notice and beyond the expiration of applicable grace periods, shall have occurred and be continuing under any other Loan Document which has not been waived by Lender in writing; or

(h) Unsatisfied Judgment. One or more judgments or decrees shall be entered against Borrower or Guarantor involving in the aggregate a liability (not paid or fully covered by insurance) of $100,000 or more in the case of Borrower or $5,000,000 or more in the case of Guarantor, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Intentionally Omitted.

(j) Voluntary Bankruptcy Event. Borrower, Guarantor, Sponsor, Manager or General Partner shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any corporate or other action for the purpose of effecting any of the foregoing; or

(k) Involuntary Bankruptcy Event. A proceeding or case shall be commenced, without the application or consent of Borrower, Guarantor, Sponsor, Manager or General Partner, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Borrower, Guarantor, Sponsor, Manager or General Partner or of all or any substantial part of its property, or (iii) similar relief in respect of Borrower, Guarantor, Sponsor, Manager or General Partner under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days;

(l) Change of Control. A Change of Control shall have occurred that has not been consented to by Lender in writing; or

(m) Breach by Manager. Prior to an internalization of management of Sponsor, Manager resigns or is removed, terminated or otherwise no longer serves or is unable to serve as the asset manager and investment advisor of Sponsor or Manager is in material breach of its duties or obligations under its asset management agreement, which breach would give rise to a right to terminate the asset management agreement pursuant to the terms thereof, beyond any applicable notice and cure period and Manager is not replaced with a successor manager acceptable to Lender in its sole discretion pursuant to a replacement asset management agreement acceptable to Lender within thirty (30) days.

SECTION 9 Remedies Upon Default.

(a) During the continuance of one or more Events of Default other than those referred to in Sections 8(j) or (k), and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, Lender may immediately declare the principal amount of the Loan then outstanding under the Note to be immediately due and payable, together with all interest thereon and fees and expenses accruing under this Loan Agreement. Upon the occurrence of an Event of Default referred to in Sections 8(j) or (k), and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, such amounts shall immediately and automatically become due and payable without any further action by any Person. Upon such declaration or such automatic acceleration, the balance then outstanding on the Note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower to the fullest extent permitted by law.

(b) During the continuance of one or more Events of Default, and in addition to the remedies provided in Section 4.07 hereof and otherwise provided in this Loan Agreement, Lender shall have the right to obtain physical possession of all Servicing Records and all other files of Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to the possession of Borrower or any third party acting for Borrower (other than any custodian holding such documents pursuant to the terms of the Co-Lender Agreement or the Participation Agreement relating to the Asset) and Borrower shall deliver to Lender such assignments as Lender shall request. Borrower shall be responsible for paying any fees of any servicer resulting from the termination of Borrower’s servicer due to an Event of Default. Lender shall have the right to demand transfer of all servicing rights and obligations to a new servicer acceptable to Lender. Lender shall be entitled to specific performance of all material agreements of Borrower contained in this Loan Agreement.

SECTION 10 No Duty of Lender. The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

SECTION 11 Miscellaneous.

11.01 Waiver. No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

11.02 Notices. Unless otherwise provided in this Loan Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopy or email provided that such telecopy or email notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address specified for the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 11.02. Notwithstanding the foregoing, any ordinary course communications related to the Loan, including draw requests and delivery of financial reporting (but not any request for other consent or modification of the Loan) may be delivered by email, without the requirement that such notice also be delivered by one of the means set forth in (a), (b) or (c) above, provided that the subject line of such electronic mail correspondence begins with the following words in all capital letters: “MESSAGE CONTAINS WRITTEN NOTICE UNDER LOAN DOCUMENTS,” and provided further that such notice shall not be deemed given if the sender of the same receives a reply indicating that the message was not delivered to any of its intended recipients and Lender shall not be obligated to fund any amount pursuant to a draw request unless and until such draw request is also delivered by PDF or other format approved by Lender. A notice shall be deemed to have been given: (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered on a Business Day, (c) in the case of expedited prepaid delivery upon delivery on a Business Day, or (d) in the case of telecopy or email, upon delivery; provided that, if required in accordance with this Section 11.02, (i) such telecopy or email notice was also delivered by one of the means set forth in (a), (b) or (c) above (which may arrive after such telecopy or email), and (ii) the transmitting party did not receive an electronic notice of a transmission failure. A party receiving a notice which does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat the notice as having been properly given.

11.03 Indemnification and Expenses.

(a) Borrower agrees to hold Lender and each of its officers, directors, agents and employees (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party against all liabilities, losses, damages, judgments, reasonable costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party in any suit, action, claim or proceeding relating to or arising out of this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, except, in each case, to the extent arising from such Indemnified Party’s gross negligence, bad faith or willful misconduct. In any suit, proceeding or action brought by Lender in connection with the Asset (from and after Lender’s acquisition of title thereto pursuant to the exercise of remedies under the Loan Documents or a transfer-in-lieu thereof) for any sum owing thereunder, or to enforce any provisions of the Asset, Borrower will save, indemnify and hold Lender harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Borrower of any obligation of Borrower thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Borrower. Borrower also agrees to reimburse Lender as and when billed by Lender for all Lender’s reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Lender’s rights under this Loan Agreement, the Note, any other Loan Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its outside counsel (including all reasonable fees and disbursements incurred in any action or proceeding between Borrower and an Indemnified Party or between an Indemnified Party and any third party relating hereto). This Section 11.03(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) Borrower agrees to pay all of the reasonable out-of-pocket costs and expenses incurred by Lender in connection with: (i) the negotiation, preparation and execution of this Loan Agreement, the Note, any other Loan Document or any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, any fees and expenses due to the Loan Servicer (other than master servicing fees in excess of the Loan Servicing Fee) and (ii) any amendment, modification or supplement to this Loan Agreement, the Note and/or any other Loan Document, promptly after written demand therefor by Lender, including, without limitation, in each case, (A) all the reasonable fees, disbursements and expenses of outside counsel to Lender, (B) all the due diligence, inspection, testing and review costs and expenses reasonably incurred by Lender with respect to Collateral under this Loan Agreement, (C) fees relating to the filing of UCC financing statements, and (D) fees relating to UCC searches for Borrower in jurisdictions listed on Schedule 5. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.04 Amendments. Except as otherwise expressly provided in this Loan Agreement, any provision of this Loan Agreement may be modified or supplemented only by an instrument in writing signed by Borrower and Lender and any provision of this Loan Agreement may be waived by Lender.

11.05 Successors and Assigns. This Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.06 Survival. The obligations of Borrower under Section 11.03 hereof shall survive the repayment of the Loan and the termination of this Loan Agreement; provided, however, that Borrower shall not have any obligation to any Indemnified Party under Section 11.03 to the extent that any such indemnified liability or obligation arises from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party or for any event or condition, that first arises on or after the date on which Lender (or its transferee) acquires title to the Collateral.

11.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Loan Agreement.

11.08 Counterparts. This Loan Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Loan Agreement by signing any such counterpart. Signature pages delivered by facsimile or email (in PDF format) shall be considered binding with the same force and effect as original signature pages.

11.09 GOVERNING LAW; ETC. THIS LOAN AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS LOAN AGREEMENT), AND SHALL CONSTITUTE A SECURITY AGREEMENT WITHIN THE MEANING OF THE UNIFORM COMMERCIAL CODE.

11.10 SUBMISSION TO JURISDICTION; WAIVERS. BORROWER AND LENDER EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER OR BORROWER, AS APPLICABLE, SHALL HAVE BEEN NOTIFIED; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

11.11 WAIVER OF JURY TRIAL. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.12 Acknowledgments. Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Loan Agreement, the Note and the other Loan Documents;

(b) Lender has no fiduciary relationship to Borrower, and the relationship between Borrower and Lender is solely that of debtor and creditor; and

(c) no joint venture exists between Lender and Borrower.

11.13 Hypothecation and Pledge of Collateral. Subject to the rights of Obligors under the Underlying Loan Documents and the rights of Borrower hereunder and in any other Loan Document, Lender shall have free and unrestricted use of all Collateral and nothing in this Loan Agreement shall preclude Lender from engaging in repurchase transactions with the Collateral or otherwise pledging, repledging, transferring, hypothecating, or rehypothecating the Collateral. Nothing contained in this Loan Agreement shall obligate Lender to segregate any Collateral delivered to Lender by Borrower. Notwithstanding the foregoing, Lender shall be obligated to provide for the return of the Collateral to Borrower upon payment in full of the obligations under the Loan.

11.14 Assignments; Participations.

(a) Borrower may not assign any of its rights or obligations hereunder or under the Loan Documents without the prior written consent of Lender. Lender may assign or transfer all or any of its rights or obligations under this Loan Agreement and the other Loan Documents. Lender shall give Borrower notice of any such assignment or transfer within five (5) Business Days after the effective date thereof. Lender may furnish any information concerning Borrower or Guarantor in the possession of Lender from time to time to assignees (including prospective assignees) provided that any such potential assignee executes a confidentiality agreement (which confidentiality agreement may be posted on a data site and acknowledged by entry in such data site). Notwithstanding anything to the contrary contained herein, no assignment by Lender shall materially increase Borrower’s obligations or materially reduce the rights of Borrower hereunder. Each Lender or such Lender’s designee, as non-fiduciary agent of Borrower, or if designated by Lender, the Borrower, shall maintain a copy of each assignment to which it is a party and a record that identifies each owner of an interest in the portion of the Loan held by such Lender, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of such interest in the Loan, in such Register. The entries in the Register shall be conclusive absent manifest error (which manifest error, for the avoidance of doubt, shall include a failure to record, or error in recording, any assignment of the Loan), and the Borrower and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The parties intend for the Loan to be in registered form for tax purposes. To the extent the Borrower is not designated to maintain a Register, upon request of Borrower and reasonable prior notice to the applicable Lender, such applicable Lender shall provide to Borrower any information reasonably requested by Borrower that is recorded on such Lender’s Register.

(b) Lender may, in accordance with applicable law, at any time sell to one or more lenders or other entities (“Participants”) participating interests in the Loan or any other interest of Lender hereunder and under the other Loan Documents. In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under this Loan Agreement to Borrower shall remain unchanged, Lender shall remain solely responsible for the performance thereof, Lender shall remain the holder of the Note for all purposes under this Loan Agreement and the other Loan Documents, and Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Loan Agreement and the other Loan Documents. Borrower agrees that if amounts outstanding under this Loan Agreement and the Note are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Loan Agreement and the Note to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Loan Agreement or the Note; provided, that such Participant shall only be entitled to such right of set-off if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lender the proceeds thereof. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09 and 2.10 (subject to the requirements and limitations therein (it being understood that each Participant shall deliver to the participating Lender such forms and other certifications as provided in Section 2.09(c) and (d)); provided that each Participant agrees to be subject to the provisions of Sections 2.09(e) as if it were an assignee under paragraph (a) of this Section. No Participant shall be entitled to receive any greater payment under Sections 2.08 or 2.09, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participating interest shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Agreement and the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under the Loan Agreement or any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or such disclosure is otherwise required thereunder. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary.

(c) Notwithstanding the provisions of Sections 11.14(a) and (b) above, (i) in no event shall Lender assign all or any portion of the Loan or grant any participation interests therein to Underlying Borrower or an Affiliate of Underlying Borrower (provided that for purposes of this Section 11.14(c), the reference to “ten percent (10%)” in the definition of “Affiliate” herein shall be deemed to mean and refer to “five percent (5%)”) and (ii) so long as no Event of Default shall exist, any such assignment or participation shall be to a Qualified Transferee and Lender shall not assign all or any portion of the Loan or grant any participation interests therein to any (A) Prohibited Transferee or (B) Limited Transferee, unless with respect to any such assignment or participation to a Limited Transferee, Lender has complied with the ROFO Procedures (as defined below).

If Lender intends to assign all or any portion of the Loan or grant any participation interest in the Loan (such assignment or participation, a “ROFO Transfer”) to any Limited Transferee, provided that no Event of Default shall have occurred and be continuing, Borrower shall have a right of first offer (the “ROFO”) with respect thereto upon the following terms and conditions (the “ROFO Procedures”). Provided that no Event of Default shall have occurred and be continuing, Lender shall provide Borrower with a notice (an “Offer Notice”) that it intends to assign or grant a participation interest with respect to all or any portion of the Loan (the “Offered Interest”), the purchase price for the Offered Interest (the “ROFO Price”) and any other material terms relating to the sale of such Offered Interest. Within ten (10) Business Days after receipt of an Offer Notice (the “Exercise Period”), Borrower shall have the right to elect to prepay all or the applicable portion of the Loan in the amount of the ROFO Price, without payment of any Exit Fee (the “ROFO Prepayment”), by giving written notice of such election within the Exercise Period (the “ROFO Election”). If Borrower does not timely make a ROFO Election or affirmatively waives its ROFO rights, Borrower shall be deemed to have elected not to exercise its right to make a ROFO Prepayment. If Borrower makes a ROFO

Election, Borrower shall be required to make the ROFO Prepayment within ten (10) Business Days of the ROFO Election. If Borrower does not timely make a ROFO Election or affirmatively waives its ROFO or if, after making a timely ROFO Election, Borrower fails to make the ROFO Prepayment within ten (10) Business Days of the ROFO Election, Lender shall be free to proceed to consummate the ROFO Transfer with respect to the Offered Interest to any Qualified Transferee including any Limited Transferee at a price not less than 97% of the ROFO Price. If Lender desires to effectuate the ROFO Transfer with respect to Offered Interest to any Limited Transferee for a price of less than 97% of the ROFO Price, then provided no Event of Default then exists, then such ROFO Transfer of the Offered Interest shall again be subject to the provisions of this Section 11.14(c).

(d) Lender shall have the right to split the Note into two or more floating rate notes or components bearing different interest rate spreads in connection with any assignment or participation of the Loan, provided that no such restructuring shall (i) change the Maturity Date, (ii) result in an initial weighted average interest rate spread of such notes or components as of the effective date of such restructuring in excess of the Spread immediately prior thereto, and which weighted average interest rate spread shall remain throughout the term of the Loan notwithstanding any sequential application of principal payments among such notes, other than following an Event of Default or in connection with a casualty or condemnation, (iii) change the principal amortization requirements hereunder or (iv) otherwise materially increase Borrower’s obligations or materially decrease Borrower’s rights hereunder. Borrower agrees to cooperate with Lender in connection with any such assignment and/or participation, to execute and deliver such replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Loan Agreement and the other Loan Documents in order to give effect to such assignment and/or participation; provided, however, that none of such amendments, modifications or other documents shall materially increase Borrower’s or Guarantor’s obligations or materially reduce Borrower’s or Guarantor’s rights under this Loan Agreement or any of the other Loan Documents; provided, further, that (x) Lender shall be responsible for the payment of all of Lender’s costs and expenses (including, without limitation, reasonable attorney’s fees) with respect to entering into such replacement notes, restatements, amendments, supplements and other modifications, as applicable, and (y) Borrower shall be responsible for the payment of all of Borrower’s costs and expenses (including, without limitation, reasonable attorney’s fees) with respect to entering into such replacement notes, restatements, amendments, supplements and other modifications, as applicable, provided that Borrower shall not be required to pay for any such costs and expenses in excess of $10,000. Notwithstanding the foregoing, Lender shall not create any participation or similar ownership interest in a Note unless either (1) such participation or similar ownership interest entitles the holder to a specified percentage of one or more particular payments of principal, interest, or both on the Note, except in the event of a credit-related default or delinquency on the Note, in which case such participation or ownership interest may be subordinated to one or more otherwise similar participation or ownership interests in the Note, or (2) Lender delivers to Borrower an opinion of nationally recognized counsel to the effect that such action will not cause Borrower or any portion thereof to be a “taxable mortgage pool” for U.S. federal income tax purposes.

11.15 Servicing.

(a) Borrower covenants to cause the Asset and the Underlying Loan to be serviced by Hanover Street Capital, LLC (“Hanover”) or another third party servicer that is not an Affiliate of Borrower and is reasonably acceptable to Lender (the “Servicer”) pursuant to a servicing agreement in form and substance reasonably acceptable to Lender (“Servicing Agreement”), and otherwise in conformity with accepted customary and prudent servicing practices in the industry for the same type of assets as the Asset and the Underlying Loan and in a manner at least equal in quality to the servicing Guarantor provides for assets owned by Guarantor or its Affiliates (“Accepted Servicing Practices”). Borrower shall not replace the Servicer and/or enter into (or consent to any other Person entering into) a new Servicing Agreement with respect to the Asset without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrower agrees that Lender is the collateral assignee of all servicing records of Borrower with respect to the Asset, if any, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of the Asset (the “Servicing Records”), and Borrower hereby grants Lender a security interest in all of Borrower’s rights relating to the Asset and all Servicing Records to secure the obligation of Borrower or its designee to service in conformity with this Section and any other obligation of Borrower to Lender. Borrower covenants to safeguard such Servicing Records and, during the continuance of an Event of Default, to deliver them promptly to Lender or its designee (including the Custodian) at Lender’s written request.

(c) Borrower shall permit Lender to inspect Borrower’s or its Affiliates’ servicing facilities pursuant to Section 11.16 below, as the case may be, for the purpose of satisfying Lender that Borrower or its Affiliates, as the case may be, have the ability to manage the Asset as provided in this Loan Agreement.

(d) On or prior to the Closing Date, Borrower shall enter into a Servicer Notice and Agreement with the Servicer in the form attached hereto as Exhibit C.

(e) At the option of Lender, the Loan may be serviced by one or more servicers/trustees (any such servicer/trustee, together with its agent’s, nominees or designees, are collectively referred to as “Loan Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Loan Agreement and the other Loan Documents to Loan Servicer, which may be done by Lender pursuant to a servicing agreement between Lender and Loan Servicer. Loan Servicer may, at any time, delegate all or any portion of its responsibilities for the servicing and administration of the Loan to a sub-servicer or sub-servicers. Borrower shall be responsible for any costs and expenses of Loan Servicer to the extent such costs and expenses would otherwise be payable by Borrower if incurred by Lender or Lender hereunder. Lender and Borrower agree that Hanover shall be the initial Loan Servicer hereunder. Borrower agrees that it shall be required to pay the Loan Servicer an annual servicing fee of $21,000 during the term of the Loan, payable on a monthly basis ($1,750 per month) on each Payment Date (the “Loan Servicing Fee”). Notwithstanding any collection of the Loan Servicing Fee by Lender on behalf of Loan Servicer, the Loan Servicing Fee will be deemed to have been paid directly to Servicer.

11.16 Periodic Due Diligence Review. Borrower acknowledges that Lender has the right to perform one or more due diligence reviews with respect to the Asset, which review shall not be performed more than once in any 12-month period unless an Event of Default shall be continuing or such review is necessitated by reason of specific facts or circumstances, for purposes of verifying eligibility and compliance with the representations, warranties and specifications made hereunder, and Borrower agrees that upon reasonable (but no less than five (5) Business Days’) prior notice to Borrower (or, during the continuance of an Event of Default, not less than one (1) Business Day’s prior notice), Lender or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to the Asset in the possession or under the control of Borrower at their respective normal locations. Borrower also shall make available to Lender a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Asset. In those circumstances, Lender, at its option, has the right to conduct a partial or complete due diligence review on some or all of the Asset, including without limitation ordering new credit reports and new appraisals on the Mortgaged Property and otherwise re-generating the information used to originate such Asset. Except as provided herein, Borrower further agrees that Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender in connection with Lender’s activities pursuant to this Section 11.16 performed during the continuance of an Event of Default or if such activities are necessitated by reason of specific facts or circumstances, for purposes of verifying compliance with the representations, warranties and specifications made hereunder (but in all other instances, such inspections shall be at Lender’s sole cost and expense). Lender agrees it shall use best efforts not to disrupt the normal course of business of Borrower while exercising its rights under this Section 11.16.

11.17 Set-Off. In addition to any rights and remedies of Lender provided by this Loan Agreement and by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.18 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Loan Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may exercise rights and remedies under the Uniform Commercial Code, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Loan Agreement and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Loan Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Loan Agreement or the other Loan Documents. The provisions of this section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or sale under this Loan Agreement or the other Loan Documents; (c) affect the validity or enforceability of any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted under this Loan Agreement or the other Loan Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (e) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrower’s Recourse Liabilities”):

(a) fraud, material misrepresentation, willful misconduct or gross negligence by or on behalf of Borrower, Guarantor, any Affiliate of Borrower or Guarantor or Manager, or any of their respective agents or representatives in connection with the Loan, including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);

(b) (i) the misappropriation or intentional misapplication of any of the following funds to the extent actually received by Borrower or any Affiliate of Borrower: (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Mortgaged Property (B) any awards or other amounts received in connection with the condemnation of all or a portion of the Mortgaged Property or (ii) any Receipts from the Collateral which Borrower fails to deposit or cause to be deposited into the Deposit Account in accordance with Section 3.03;

(c) Borrower fails to obtain Lender’s prior written consent to any Material Modification with respect to any of the actions set forth in clauses (xvi)-(xxxi) of the definition of “Material Modification”, as and to the extent required under Section 7.12 hereof; and

(d) Borrower’s failure to maintain its status as a Special Purpose Bankruptcy Remote Entity.

Notwithstanding anything to the contrary in this Loan Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Secured Obligations or to require that all Collateral shall continue to secure all of the Secured Obligations owing to Lender in accordance with the Loan Documents, and (B) the Secured Obligations shall be fully recourse to Borrower in the event that any of the following shall occur (each, a “Springing Recourse Event”): (i) Borrower fails to obtain Lender’s prior written consent to (x) any Change of Control or (y) any Transfer of any direct or indirect interest in the Asset or any interest therein as required by this Loan Agreement; (ii) Borrower files a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iii) the filing of an involuntary petition against Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any other Person in which Borrower or any Affiliate of Borrower or Manager colludes with or otherwise assists such Person, and/or Borrower or any Affiliate of Borrower or Manager solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or Guarantor by any Person; (iv) Borrower and/or any Affiliate of Borrower or Manager files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against Borrower or Guarantor by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (v) Borrower, Manager or any Affiliate, officer, director or representative which Controls Borrower or Manager consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or the Asset; (vi) Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (vii) Borrower fails to maintain its status as a Special Purpose Bankruptcy Remote Entity to the extent such failure results in the substantive consolidation of Borrower with any other Person in any bankruptcy or insolvency proceeding; (viii) if Guarantor, Borrower, Manager or any Affiliate of Guarantor, Borrower or Manager, intentionally interferes with, or hinders the prosecution of, any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Guaranty, the Note, the Pledge Agreement or any other Loan Document after an Event of Default (other than defenses raised in good faith by Borrower that are not frivolous in nature; it being acknowledged that in connection with any Event of Default other than Borrower’s failure to pay the full amount of the Secured Obligations on the Maturity Date (other than the accelerated Maturity Date), Lender shall bear the burden of proof of establishing that any such defense by Borrower was frivolous and after any Event of Default arising from Borrower’s failure to pay the full amount of the Secured Obligations on the Maturity Date (other than the accelerated Maturity Date), Borrower shall bear the burden of proof of establishing that such defense by Borrower was not frivolous; (ix) Borrower and the holder of the REO Owner Equity (if applicable) fail to execute and deliver the pledges, amendments and other documents or Guarantor fails to execute and deliver the REO Guaranty when and as required under Section 7.18; or (x) Borrower fails to obtain Lender’s prior written consent to any Material Modification (other than the Material Modifications referenced in Section 11.18(c) above), as and to the extent required under Section 7.12 hereof (provided that, notwithstanding the foregoing, Borrower’s liability for the occurrence of a Springing Recourse Event under this clause (x) shall be limited to $21,271,250 (which amount is equal to 50% of the maximum principal balance of the Loan)). Notwithstanding the foregoing or anything to the contrary contained herein or in the other Loan Documents, neither this Section 11.18 nor any other provision hereof or of the other Loan Documents shall limit, modify or affect Guarantor’s liabilities or obligations or any of Lender’s rights or remedies under the Guaranty.

11.19 Replacement Guaranty. Borrower shall have a one-time right during the term of the Loan, upon at least thirty (30) days’ prior written notice to Lender, to cause a Replacement Guarantor to execute and deliver to Lender a replacement guaranty substantially in the form of the Guaranty (and including the same financial covenants) (a “Replacement Guaranty”), and upon execution and delivery of such Replacement Guaranty from such Replacement Guarantor and delivery of opinions, organizational documents, amendments to the Loan Documents and other customary deliveries as Lender may reasonably require, each in form and substance reasonably acceptable to Lender, the initial Guarantor shall be released from any liability under the Guaranty arising from acts or omissions first occurring after the date of delivery of the Replacement Guaranty (it being agreed that the initial Guarantor and Replacement Guarantor shall be jointly and severally liable for any liability arising from acts or omissions occurring prior to the date of delivery of the Replacement Guaranty).

11.20 Deemed Delivery of Notices and Documents Related to Underlying Loan and Mortgaged Property. Notwithstanding anything to the contrary contained herein, to the extent Lender is a Co-Lender Affiliate, with respect to Borrower’s obligation to deliver notices, reports and other documents relating to the Underlying Loan, Underlying Borrower and/or Mortgaged Property under Sections 5.01(n), (o), or (r), 7.01(a), (b), or (c), 7.04(a) or 7.06 of this Agreement, provided that such notices, reports and/or other documentation are also required to be delivered to the Underlying Lender under the Underlying Loan Documents, and Borrower has received a written acknowledgement (which may be in the form of an e-mail message) from Lender that Lender or its Affiliate that is the applicable co-lender or participant under the Underlying Loan is receiving such notices, reports and/or other documentation from Underlying Borrower, Co-Lender Agent or the servicer for the Underlying Loan and that Lender does not require Borrower to deliver additional copies thereof under this Agreement, until such notice is revoked by Lender, such applicable notice and/or delivery requirement under this Agreement shall deemed to have been waived by Lender hereunder. Notwithstanding the foregoing, promptly after Lender’s request from time to time (but not more than three (3) times in any calendar year), Borrower shall deliver to Lender copies of any Asset Documents, Underlying Loan Documents, notices, reports, documents and information otherwise required to be delivered by Borrower hereunder.

11.21 Certain Tax Matters. The parties intend that neither the Borrower nor any portion thereof be a “taxable mortgage pool” for U.S. federal income tax purposes, and this Agreement and any ancillary agreements or documentation (including any assignment or participation of the Loan) shall be interpreted consistent with such intent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER

TPG RE FINANCE 4, LLC, a Delaware limited liability company

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

Address for Notices:

c/o TPG Real Estate Finance Trust, Inc.
888 7th Avenue
New York, New York 10106
Attention: Ian McColough
Facsimile No.:	(212) ###-####
Telephone No.:	(212) ###-####
Email:	##########@tpg.com

With copies to:

Ropes & Gray LLP
1211Avenue of the Americas
New York, New York 10036
Attention: David Djaha, Esq.
Daniel Stanco, Esq.
Facsimile No.:	(646) ###-#### (DD)
(646) ###-#### (DS)
Telephone No.:	(212) ###-#### (DD)
(212) ###-#### (DS)
Email:	###########@ropesgray.com
#############@ropesgray.com

[SIGNATURES CONTINUE ON NEXT PAGE]

LENDER

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ James Huddleston
Name:	James Huddleston
Title:	Director

By:	/s/ James F. Griffith
Name:	James F. Griffith
Title:	Managing Director

Address for Notices:

Deutsche Bank AG, New York Branch

60 Wall Street, 10th Floor

New York, NY 10005

Attention: Dino Paparelli

Facsimile No.: (212) ###-####

Telephone No.:

Email:

With copies to:

Hanover Street Capital, LLC

48 Wall Street, 14th Floor

New York, New York 10005

Attention: Amy Sinensky

Facsimile No.: (212) ###-####

Telephone No.:

Email:

and:

Sidley Austin LLP

787 7th Avenue

New York, New York 10019

Attention: Robert L. Boyd, Esq.

Facsimile No,: 212-###-####

Telephone: 212-###-####

Email: #####@sidley.com

Schedule 1

ASSET SCHEDULE

Loan Name	Loan Type	Current Principal Balance	Remaining Advances	Maximum Principal Balance
Tramonto	Mortgage Loan	$40,571,758.38	$52,928,241.62	$93,500,000
Asset:
Tramonto	65% Participation Interest	$26,371,642.95	$34,403,357.05	$60,775,000

Sch. 1A-1

Schedule 2

FILING JURISDICTIONS AND OFFICES

Office of the Secretary of State of the State of Delaware

Sch. 2-1

Schedule 3

SPECIAL PURPOSE ENTITY

Definition of Special Purpose Bankruptcy Remote Entity

A “Special Purpose Bankruptcy Remote Entity” means a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter:

(i) It is and intends to remain solvent and it has paid and will pay its debts and liabilities (including employment and overhead expenses, if any) from its own assets as the same shall become due, to the extent that any income received is sufficient to accomplish same.

(ii) It has complied and will comply with the provisions of its organizational documents.

(iii) It has done or caused to be done and will, to the extent under its control, do all things necessary to observe all limited liability company formalities and to preserve its existence.

(iv) It has maintained and will maintain all of its books, records and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns, if any, which are required by law (except to the extent consolidation is required or permitted under GAAP or as a matter of law).

(v) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of the other, shall maintain and utilize separate stationery, invoices and checks.

(vi) It has not owned and will not own any property or any other assets other than the Asset, cash and other assets incidental to the origination, acquisition, ownership, hedging, administering, financing and disposition of the Asset.

(vii) It has not engaged and will not engage in any business other than the origination, acquisition, ownership, hedging, administering, financing and disposition of the Asset in accordance with the applicable provisions of the Loan Documents.

(viii) It has not entered into, and will not enter into, any contract or agreement with any Affiliates of Borrower or Manager, except upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with Persons other than such Affiliates of Borrower or Manager.

Sch. 3-1

(ix) It has not incurred and will not incur any indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Loan Documents and (B) unsecured trade payables, in an aggregate amount not to exceed $100,000 at any one time outstanding, incurred in the ordinary course of originating, acquiring, owning, financing and disposing of the Asset; provided, however, that any such trade payables incurred by Borrower shall be paid within 60 days of the date due.

(x) It has not made and will not make any loans or advances (other than the Asset) to any other Person, and shall not acquire obligations or securities of any member or any Affiliate of any member (other than in connection with the acquisition of the Asset) or any other Person.

(xi) It has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(xii) It has not commingled and will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(xiii) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(xiv) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(xv) It shall not take any of the following actions without the affirmative vote of the Independent Director: (i) permit its members to dissolve or liquidate Borrower, in whole or in part; (ii) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity (other than in connection with a securitization of mortgage loans in the ordinary course of Borrower’s business); or (iii) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other bankruptcy or insolvency laws, or effect any similar procedure under any similar law, or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee or sequestrator (or other similar official) of Borrower or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, or make an assignment for the benefit of creditors, or, with respect to any Responsible Officer,, admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing.

(xvi) It has no liabilities, contingent or otherwise, other than those normal and incidental to the origination, acquisition, ownership, hedging, financing and disposition of the Asset.

Sch. 3-2

(xvii) It is an entity disregarded as a separate entity or treated as a partnership for federal income Tax purposes and has not made any election under Section 301.7701-3(a) of the Treasury Regulations to be treated as an association taxable as a corporation for federal income Tax purposes.

(xviii) It has not and shall not maintain any employees.

(xix) (i) It will have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Director(s) and a copy of the agreement pursuant to which each Independent Director consents to and serves as an “Independent Director” for Borrower.

(xx) It has not pledged and will not pledge its assets to secure the obligations of any other Person.

(xxi) It has not and will not guarantee any obligation of any Person, including any Affiliate or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person.

(xxii) It will not, to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or transfer of all or substantially all of its assets (other than in connection with a securitization of mortgage loans in the ordinary course of Borrower’s business).

(xxiii) It will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity.

(xxiv) The limited liability company agreement shall provide that (i) no Independent Director of Borrower may be removed or replaced without Cause, (ii) Lender be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Borrower shall not have any fiduciary duty to anyone including the holders of the equity interests in Borrower and any Affiliates of Borrower except Borrower and the creditors of Borrower with respect to taking of, or otherwise voting on, any of the actions contemplated by sub-paragraph (xv) above; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, Maples Fiduciary Services Inc. or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company

Sch. 3-3

reasonably approved by Lender, in each case that is not an Affiliate of Borrower or Manager and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

A.	a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than as an Independent Director of Borrower or an Affiliate of Borrower that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

B.	a creditor, supplier or service provider (including provider of professional services) to Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower or any of its Affiliates in the ordinary course of its business);

C.	a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider of Borrower or its Affiliates; or

D.	a Person that controls (whether directly, indirectly or otherwise) any of the entities described in (A), (B) or (C) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (A) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director of Borrower, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Bankruptcy Remote Entity of this Schedule 3.

Sch. 3-4

Schedule 4

ORGANIZATIONAL CHART OF BORROWER

[See Attached]

Sch. 4-1

Schedule 5

ASSET DOCUMENTS; ASSET FILES

On or before the Closing Date (or such other dates as may be set forth below), Borrower shall deliver to Lender the following original documents (except as otherwise provided below) pertaining to the Asset to be pledged to Lender hereunder, in each case to the extent applicable (such documents shall, in each case, be referred to collectively as the “Asset File”):

(a) On the Closing Date:

(i) The original Co-Lender Agreement.

(ii) The original Participation Agreement.

(iii) The original participation certificate evidencing the Asset.

(iv) An original assignment of Participation Interest with respect to the Asset executed by Borrower in blank.

(v) The originals of all intervening assignments of Participation Interest with respect to the Asset.

(b) Following the Closing Date, if an Elevation with respect to the Asset shall be consummated or Borrower shall otherwise hold title to the Underlying Loan and Underlying Loan Documents:

(i) The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of                      without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following farm: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(ii) The original of the guarantee executed in connection with a Mortgage Note (if any).

(iii) The original Mortgage with evidence of recording thereon, or a copy thereof together with a Certificate from a Responsible Officer of Borrower certifying that such copy represents a true and correct copy of the original and that, to the best of such officer’s knowledge, such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

Sch. 5-1

(iv) The originals of all assumption, modification, consolidation or extension agreements (if any) with evidence of recording thereon (if applicable), or copies thereof together with a Certificate from a Responsible Officer of Borrower certifying that, to the best of such officer’s knowledge, such copy represent true and correct copies of the originals and, if applicable, that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(v) The original Assignment of Mortgage in blank for the Mortgage Loan, in form and substance acceptable for recording and signed in the name of the Last Endorsee (in the event that the Mortgage Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Mortgage Loan was acquired or originated while doing business under another name, the signature must be in the following form: “[Last Endorsee], formerly known as [previous name]”).

(vi) The originals of all intervening assignments of mortgage with evidence of recording thereon, or copies thereof together with a Certificate from a Responsible Officer of Borrower certifying that, to the best of such officer’s knowledge, such copy represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(vii) The original attorney’s opinion of title and abstract of title or the original mortgagee title insurance policy, or if the original mortgagee title insurance policy has not been issued, the irrevocable commitment to issue the same.

(viii) The original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage Loan.

(ix) The original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with a Certificate from a Responsible Officer of Borrower certifying that, to the best of such officer’s knowledge, such copy represents a true and correct copy of the original that has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(x) The original assignment of assignment of leases and rents, if any, from Borrower in blank, in form and substance acceptable for recording.

(xi) A copy of the UCC-1 Financing Statements and all necessary UCC-3 Continuation Statements with evidence of filing thereon (if available), and UCC-3 Assignments executed by Borrower in blank, which UCC-3 Assignments shall be in form and substance acceptable for filing.

(xii) An environmental indemnity agreement (if any).

(xiii) An omnibus assignment in blank.

Sch. 5-2

(xiv) A survey of the Mortgaged Property (if any).

(xv) A copy of the Underlying Borrower’s Opinion of Counsel (if any).

(c) With Respect to all Asset Files:

From time to time, Borrower shall forward to Lender additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of the Asset approved by Borrower, in accordance with the terms of the Loan Agreement, and upon receipt of any such other documents, Lender shall hold such other documents in accordance with the Loan Agreement.

With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Lender a true copy thereof with a Certificate from a Responsible Officer of Borrower certifying that, to the best of such officer’s knowledge, such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Borrower shall deliver such original documents to Lender promptly when they are received.

Sch. 5-3

SCHEDULE 6

REPRESENTATIONS RE: UNDERLYING LOAN

With respect to the Underlying Loan and/or the Asset, as applicable, Borrower hereby represents and warrants, as of the date herein specified or, if no such date is specified, as of the Closing Date, that:

(a) Whole Loan; Ownership of Underlying Loan. Unless the Asset is a Participation Interest or A-Note, the Asset is a whole loan and not a participation interest in a Mortgage Loan. Borrower is the sole owner and holder of the Asset and has good and marketable title thereto, has full right, power and authority to sell and assign the Asset free and clear of any interest or claim of a third party, and, upon the completion of the assignee information therein and Lender’s countersignature where applicable, the assignment to Lender constitutes a legal, valid and binding assignment of the Asset free and clear of any and all liens, pledges, charges or security interests of any nature encumbering the Asset. Prior to Substantial Completion (as defined in the Underlying Loan Agreement) of the project improvements, so long as no Event of Default has occurred and is continuing, Borrower may only sell or assign the Asset to a Qualified Transferee (as defined in the Underlying Loan Agreement).

(b) Loan Document Status. The Mortgage Note, Mortgage, the Assignment of Leases (if a separate instrument), guaranty and other agreements executed by or on behalf of Underlying Borrower, guarantor or other obligor in connection with the Underlying Loan is the legal, valid and binding obligation of Underlying Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in the Underlying Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render the Underlying Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences there is no valid offset, defense, counterclaim or right of rescission available to Underlying Borrower with respect to the Mortgage Note, Mortgage or other Underlying Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Borrower, or to Borrower’s Knowledge, Underlying Lender in connection with the origination of the Underlying Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Underlying Loan Documents.

Sch. 6-1

(c) Mortgage Provisions. The Underlying Loan Documents contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(d) Mortgage Status; Waivers and Modifications. Since origination and except prior to the Closing Date by written instruments set forth in the Asset File (i) the material terms of the Mortgage, Mortgage Note, Underlying Loan guaranty, and other Underlying Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (ii) neither the Mortgaged Property, nor any portion thereof, has been released from the lien of the Mortgage in any manner which materially interferes with the security intended to be provided by the Mortgage or the use or operation of the remaining portion of the Mortgaged Property; and (iii) neither Underlying Borrower nor the related guarantor has been released from its material obligations under the Underlying Loan. Except as contained in a written document included in the Asset File, there have been no modifications, amendments or waivers consented to by Borrower or Underlying Lender, as applicable, with respect to the Underlying Loan that could be reasonably expected to have a material adverse effect on the Underlying Loan on or after the Closing Date.

(e) Lien; Valid Assignment. Each of the Mortgage and Assignment of Leases is assignable without the consent of Underlying Borrower subject to customary restrictions regarding qualified transferees as set forth in the Underlying Loan Documents, so long as no Event of Default (as defined in the Underlying Loan Agreement) has occurred and is continuing. The Mortgage is a legal, valid and enforceable first lien on Underlying Borrower’s fee (or if identified on the Schedule I, leasehold) interest in the Mortgaged Property in the principal amount of the Underlying Loan (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Standard Qualifications. The Mortgaged Property (subject to and excepting Permitted Encumbrances) as of origination was, and as of the Closing Date, to the Knowledge of Borrower, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Knowledge of Borrower (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(f) Permitted Liens; Title Insurance. The Mortgaged Property securing the Underlying Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the principal amount of the Underlying Loan (or, if the Underlying Loan is

Sch. 6-2

secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (i) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (iii) the exceptions (general and specific) and exclusions set forth in such Title Policy; (iv) other matters to which like properties are commonly subject; (v) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the Mortgaged Property and condominium declarations, if applicable; and (vi) if the Underlying Loan is cross-collateralized with any other Mortgage Loan, the lien of the mortgage for such other Mortgaged Loan, provided that none of which items (i) through (vi), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or Underlying Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (vi) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Underlying Lender or Borrower, as applicable, thereunder and no claims have been paid thereunder. Neither Borrower nor, to the Knowledge of Borrower, any other holder of the Underlying Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(g) Junior Liens. It being understood that B notes secured by the same mortgage as the Underlying Loan are not subordinate mortgages or junior liens, except if the Underlying Loan is cross-collateralized and cross-defaulted with another Mortgage Loan, there are, as of origination, and to the Knowledge of Borrower, as of the Closing Date, no subordinate mortgages or junior liens securing the payment of money encumbering the Mortgaged Property (other than Permitted Encumbrances, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (e) above), and equipment and other personal property financing). As of the Closing Date, Borrower has no knowledge of any mezzanine debt secured directly by interests in Underlying Borrower.

(h) Assignment of Leases and Rents. There exists as part of the Asset File an Assignment of Leases (either as a separate instrument or incorporated into the Mortgage). Subject to the Permitted Encumbrances, the Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the lease or leases, subject only to a license granted to Underlying Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The Mortgage or Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Underlying Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

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(i) UCC Filings. If the Mortgaged Property is operated as a hospitality property, Borrower or Underlying Lender, as applicable, has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Underlying Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate the Mortgaged Property owned by Underlying Borrower and located on the Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the Underlying Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, the Mortgage creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(j) Condition of Property. Borrower or Underlying Lender, as applicable, inspected or caused to be inspected the Mortgaged Property within six (6) months of origination of the Underlying Loan and within twelve (12) months of the Closing Date.

(k) Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Closing Date have become delinquent in respect of the Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(l) Condemnation. As of the date of origination and to the Knowledge of Borrower as of the Closing Date, there is no proceeding pending, and there is no proceeding threatened, for the total or partial condemnation of the Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(m) Actions Concerning the Underlying Loan. As of the date of origination and to the Knowledge of Borrower as of the Closing Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving Underlying Borrower, guarantor, or Underlying Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (i) Underlying Borrower’s title to the Mortgaged Property, (ii) the validity or enforceability of the Mortgage, (iii) Underlying Borrower’s ability to perform under the Underlying Loan, (iv) such guarantor’s ability to perform under the related guaranty, (v) the principal benefit of the security intended to be provided by the Underlying Loan Documents or (vi) the current principal use of the Mortgaged Property.

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(n) Escrow Deposits. As of the Closing Date, all escrow deposits and payments required to be escrowed with Underlying Lender pursuant to the Underlying Loan are in the possession, or under the control, of Underlying Lender or Borrower, or servicer of Underlying Lender or Borrower, as applicable, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith.

(o) No Holdbacks. With respect to the Underlying Loan, except as set forth in the Loan Agreement (including as set forth in Schedule I thereto), an initial advance in the amount of $39,000,000 has been fully disbursed as of the date of origination of the Underlying Loan, and Underlying Lender’s obligation to make additional advances not to exceed $54,500,000 are conditioned upon Underlying Borrower’s satisfaction of certain conditions, including receipt of evidence that required additional equity contributed by the Underlying Borrower has been or will be used in accordance with the project budget and business plan, receipt and approval of plans and specifications, evidence that any and all building permits and government approvals required for commencement of the vertical construction and project improvements have been obtained and are in full force and effect, receipt of valid certificates of insurance, and receipt of executed lien waivers. The final advance upon final completion of the project is conditioned upon evidence of such final completion, certificates from the general contract, architect and engineer, executed lien waivers, as-built plans and specifications, and such other documents as may be required.

(p) Insurance. The Mortgaged Property is required pursuant to the Underlying Loan Agreement to be, insured by a property insurance policy or Builder’s Risk insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the Underlying Loan Documents and having a claims-paying or financial strength rating of any one of the following: (i) at least “A/X” from A.M. Best Company, or (ii) at least “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Underlying Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Underlying Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the Mortgaged Property.

The Mortgaged Property is also required to be covered pursuant to the Underlying Loan Documents for soft costs that are recurring costs, including, without limitation, delayed opening loss of income/revenue coverage or business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months.

If any material part of the improvements, exclusive of a parking lot, located on the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, Underlying Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

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The Mortgaged Property is required to be covered pursuant to the Underlying Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Borrower for loans originated or acquired by Borrower or its Affiliates, and in any event not less than $25 million per occurrence and in the aggregate. Notwithstanding the above, during the land stabilization phase, the Underlying Borrower has obtained a liability policy in the amount of $20,000,000, including products and completed operations, from the land stabilization general contractor and $11,000,000 premises liability coverage.

Upon Substantial Completion (as defined in the Underlying Loan Agreement) of the Mortgaged Property, if the Mortgaged Property is located in seismic zones 3 or 4, an architectural or engineering consultant will perform an analysis of the Mortgaged Property in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, will be based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concludes that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on the Mortgaged Property will be obtained by an insurer rated at least “A-:VIII” by A.M. Best Company or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL or PML, as applicable.

The Underlying Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the Underlying Loan, Underlying Lender or Borrower (or a servicer or trustee appointed by Underlying Lender or Borrower), as applicable, having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of the Underlying Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Closing Date have been paid, and such insurance policies name Underlying Lender and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Lender. The Underlying Loan obligates Underlying Borrower to maintain all such insurance and, at Underlying Borrower’s failure to do so, authorizes Underlying Lender to maintain such insurance at Underlying Borrower’s cost and expense and to charge Underlying Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to Underlying Lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to Underlying Lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Underlying or Borrower, as applicable.

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(q) Access; Utilities; Separate Tax Lots. The Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has or, upon completion of construction, will be served by or have uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Underlying Loan requires Underlying Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(r) No Encroachments. To the Knowledge of Borrower based solely on surveys obtained in connection with origination of the Underlying Loan and the Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of the Underlying Loan, (i) all material improvements that were included for the purpose of determining the appraised value of the Mortgaged Property at the time of the origination of the Underlying Loan are within the boundaries of the Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of the Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy, (ii) no improvements on adjoining parcels encroach onto the Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of the Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy and (iii) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of the Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(s) No Contingent Interest or Equity Participation. The Underlying Loan does not have a shared appreciation feature, any other contingent interest feature, a negative amortization feature or an equity participation by Borrower or Underlying Lender, as applicable.

(t) Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of the Underlying Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(u) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of any prior date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which the Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of the Underlying Loan; provided, however, that Borrower makes no representation regarding the authorization of any holder other than itself or any Affiliate, in each case, if applicable.

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(v) Trustee under Deed of Trust. With respect to the Mortgage if it is a deed of trust, as of the date of origination and, to the Knowledge of Borrower, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by Underlying Lender.

(w) Local Law Compliance. To the Knowledge of Borrower, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Borrower for similar commercial, multifamily and manufactured housing community mortgage loans, with respect to the improvements located on or forming part of the Mortgaged Property securing the Underlying Loan as of the date of origination of the Underlying Loan and as of the Closing Date, there are no material violations of applicable zoning ordinances, building codes, land laws and laws and regulations relating to affordable housing (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or as to which the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Borrower for loans similar to the Underlying Loan that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Underlying Loan Documents require Underlying Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws. If Underlying Borrower has commenced or intends to commence any material construction, renovations or improvements with respect to the Mortgaged Property, Borrower has obtained a legal opinion or memorandum or other evidence reasonably acceptable to Borrower that Underlying Borrower has obtained, or will obtain, all necessary licenses, permits, entitlements and approvals required by applicable law for such construction, renovations and improvements.

(x) Licenses and Permits. Underlying Borrower covenants in the Underlying Loan Documents that it shall diligently pursue construction of all project improvements to final completion in material compliance with all material licenses, permits and applicable governmental authorizations, and, upon completion of such construction, obtain and keep in full force and effect all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property (collectively, “Governmental Approvals”), Underlying Borrower further covenants in the Underlying Loan Documents that it shall not commence any work on any stage or phase of the project unless all of required Governmental Approvals have been issued or obtained. Additional advances of the loan are conditioned upon Underlying Borrower’s provision of evidence that all necessary Governmental Approvals have been obtained and are in full force and effect. The Underlying Loan requires Underlying Borrower to be qualified to do business in the jurisdiction in which the Mortgaged Property is located.

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(y) Recourse Obligations. The Underlying Loan Documents for the Underlying Loan provide that the Underlying Loan is non-recourse to the related parties thereto except that (a) Underlying Borrower and at least one other individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of Underlying Borrower and/or its principals specified in the Underlying Loan Documents, which acts generally include the following: (i) acts of fraud or misrepresentation in connection with the Underlying Loan or the condominium documents, (ii) failure of Underlying Borrower to apply in accordance with Underlying Loan Documents any insurance proceeds, condemnation awards, gross revenue, unit sale contract deposits, or any other funds, (iii) intentional physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the Underlying Loan Documents, and (b) the Underlying Loan shall become full recourse to Underlying Borrower and at least one other individual or entity if Underlying Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(z) Mortgage Releases. The terms of the Mortgage or other Underlying Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (i) a partial release, accompanied by principal repayment in the amount of the Required Release Price (as defined in the Underlying Loan Agreement), (ii) upon payment in full of the Underlying Loan, or (iii) as required pursuant to an order of condemnation.

(aa) Financial Reporting and Rent Rolls. From and after the date that Underlying Borrower begins offering condominium units for sale to the general public, the Underlying Loan Documents require that Underlying Borrower provide the owner or holder of the Mortgage with monthly and year-to-date operating statements, quarterly financial statements, and a monthly cost report for construction of the project until its final completion.

(bb) Acts of Terrorism Exclusion. With respect to the Underlying Loan, the related special-form all-risk insurance policy or Builder’s Risk insurance policy and related soft costs delay in opening or business interruption coverage (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007, as further amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. The Underlying Loan Documents do not expressly waive or prohibit Underlying Lender from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, Underlying Borrower is required to carry terrorism insurance, but in such event Underlying Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the Underlying Loan Documents (without giving effect to the cost of

Sch. 6-9

terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Underlying Loan, and if the cost of terrorism insurance exceeds such amount, Underlying Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(cc) Due on Sale or Encumbrance. Subject to specific exceptions set forth below and Permitted Transfers (as defined in the Underlying Loan Agreement), the Underlying Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of the Underlying Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the Underlying Loan Documents (which provide for transfers without the consent of Underlying Lender which are customarily acceptable to Borrower lending on the security of property comparable to the Mortgaged Property), (a) the Mortgaged Property, or any equity interest of greater than 50% in Underlying Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Underlying Loan Documents, (iii) transfers of less than, or other than, a controlling interest in Underlying Borrower, (iv) transfers to another holder of direct or indirect equity in Underlying Borrower, a specific Person designated in the Underlying Loan Documents or a Person satisfying specific criteria identified in the Underlying Loan Documents, such as a qualified equityholder, or (b) the Mortgaged Property is encumbered with a subordinate lien or security interest against the Mortgaged Property, other than Permitted Encumbrances.

(dd) Single-Purpose Entity. The Underlying Loan requires Underlying Borrower to be a Single-Purpose Entity for at least as long as the Underlying Loan is outstanding. Both the Underlying Loan Documents and the organizational documents of Underlying Borrower provide that Underlying Borrower is a Single-Purpose Entity. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of acquiring, owning, developing, marketing, selling, leasing, and operating the Mortgaged Property securing the Underlying Loan and prohibit it from engaging in any business unrelated to the foregoing, and whose organizational documents further provide, or which entity represented in the Underlying Loan Documents, substantially to the effect that it does not have any assets other than the Mortgaged Property and those assets related to its interest in and operation of such Mortgaged Property, or any indebtedness other than as permitted by the Mortgage or the other Underlying Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(ee) Intentionally Omitted.

(ff) Servicing. To the Knowledge of Borrower as of the Closing Date the servicing and collection practices used by the Borrower and/or Underlying Lender, as applicable, with respect to the Underlying Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

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(gg) Origination and Underwriting. To the Knowledge of Borrower as of the Closing Date, the origination practices of the related originator of the Underlying Loan have been, in all material respects, legal and as of the date of its origination, the Underlying Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of the Underlying Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Schedule 6.

(hh) No Material Default; Payment Record. As of the Closing Date, the Underlying Loan has not been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, the Underlying Loan is not more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments. To the Knowledge of Borrower, as of the Closing Date, there is (a) no material default, breach, violation or event of acceleration existing under the Underlying Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Underlying Loan or the value, use or operation of the Mortgaged Property. No person other than the holder of the Underlying Loan may declare any event of default under the Underlying Loan or accelerate any indebtedness under the Underlying Loan Documents.

(ii) Bankruptcy. As of the date of origination of the Underlying Loan and to the Knowledge of Borrower as of the Closing Date, no Underlying Borrower, guarantor or tenant on the Mortgaged Property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(jj) Organization of Underlying Borrower. With respect to the Underlying Loan, in reliance on certified copies of the organizational documents of Underlying Borrower delivered by Underlying Borrower in connection with the origination of the Underlying Loan, Underlying Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(kk) Environmental / Geotechnical Conditions. A Phase I environmental site assessment (or update of a previous Phase I and/or Phase II site assessment) and, if required pursuant to the Underlying Loan Documents, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements has been conducted by a reputable environmental consultant in connection with the Underlying Loan on July 31, 2014 (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental

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Condition has been escrowed by Underlying Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by Underlying Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to Underlying Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to Underlying Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Knowledge of Borrower as of the Closing Date, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the Mortgaged Property. A soil and geotechnical report has been conducted by a reputable geotechnical consultant in connection with the Underlying Loan within 12 months prior to its origination date and such report did not identify the existence of any condition that would have a material adverse effect on the construction, renovations and/or improvements to be performed at the Mortgaged Property or the need for further investigation with respect to any such condition.

(ll) Appraisal. The Asset File contains an appraisal of the Mortgaged Property with an appraisal dated as of July 24, 2014. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or Underlying Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Underlying Loan.

(mm) Purchased Loan Schedule. The information pertaining to the Underlying Loan which is set forth in Schedule 1 is true and correct in all material respects as of the Closing Date and contains all information required by this Agreement to be contained therein.

(nn) Cross-Collateralization. The Underlying Loan is not cross-collateralized or cross-defaulted with any other Mortgage Loan.

(oo) Advance of Funds by Borrower. After origination, no advance of funds has been made by Borrower or, to Borrower’s Knowledge, Underlying Lender to Underlying Borrower other than in accordance with the Underlying Loan Documents, and, to the Knowledge of

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Borrower, no funds have been received from any person other than Underlying Borrower or an affiliate for, or on account of, payments due on the Underlying Loan (other than as contemplated by the Underlying Loan Documents). Neither Borrower nor any affiliate thereof has any obligation to make any capital contribution to any Underlying Borrower under the Underlying Loan.

(pp) Compliance with Anti-Money Laundering Laws. Borrower has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to its purchase of a participation interest in the Underlying Loan, the failure to comply with which would have a material adverse effect on the Underlying Loan.

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Part II. Defined Terms

In addition to terms defined elsewhere in the Loan Agreement, the following terms shall have the following meanings when used in this Schedule 1:

“ALTA” means the American Land Title Association.

“Appraised Value” shall mean the value set forth in an appraisal made in connection with the origination of the Underlying Loan as the value of the Mortgaged Property.

“Best’s” means Best’s Key Rating Guide, as the same shall be amended from time to time.

“FHLMC” means the Federal Home Loan Mortgage Corporation, or any successor thereto.

“FNMA” means the Federal National Mortgage Association, or any successor thereto.

“Ground Lease” means a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Obligor of the Underlying Loan.

“Origination Date” shall mean, with respect to Underlying Loan, the date of the Mortgage Note relating thereto.

Sch. 6-14

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT, dated as of December 31, 2015 (this “Amendment”), by and between TPG RE FINANCE 4, LLC, a Delaware limited liability company (“Borrower”) and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution (“Lender”), and is agreed to and acknowledged by TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement (as hereinafter defined).

RECITALS

WHEREAS, Lender made a loan to Borrower in the maximum principal amount of $42,542,00 (the “Loan”) pursuant to the terms of that certain Loan Agreement, dated as of June 26, 2015 (as amended, modified and/or restated, the “Loan Agreement”), between Borrower and Lender; and

WHEREAS, Lender and Borrower wish to amend and modify the Loan Agreement upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree that the Loan Agreement shall be amended and modified as follows:

1. Amendment to the Loan Agreement. Section 7.01(d) of the Loan Agreement is hereby amended by deleting the word “audited” and replacing same with “unaudited”.

2. Due Authority. Borrower hereby represents and warrants to Lender that, as of the date hereof, (i) it has the power to execute, deliver and perform its respective obligations under this Amendment, (ii) this Amendment has been duly executed and delivered by it for good and valuable consideration, and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles, and (iii) neither the execution and delivery of this Amendment, nor the consummation by it of the transactions contemplated by this Amendment, nor compliance by it with the terms, conditions and provisions of this Amendment will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation to which it is now a party or the rights under which have been assigned to it or the obligations under which have been assumed by it or to which its assets are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of it’s assets, other than pursuant to this Amendment, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law, in the case of clauses (B)-(D) above, to the extent that such conflict or breach is reasonably likely to result in a Material Adverse Effect.

3. No Defaults or Offsets. Borrower acknowledges as to itself that it is not in Default under the Loan Documents, and that it does not have any present claims, defenses or offsets against Lender thereunder.

4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement, the Guaranty, any of the other Loan Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

5. Loan Agreement and Loan Documents in Full Force and Effect. Except as expressly amended hereby, Borrower acknowledges and agree that all of the terms, covenants and conditions of the Loan Agreement and the other Loan Documents remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects.

6. Reaffirmation of Guaranty. Guarantor acknowledges the amendment and modification of the Loan Agreement pursuant to this Amendment and hereby ratifies and reaffirms all of the terms, covenants and conditions of the Guaranty and agrees that the Guaranty remains unmodified and in full force and effect and enforceable in accordance with its terms.

7. Expenses. Borrower acknowledges and agrees that this Amendment is being requested by Borrower in connection with the modification of Borrower’s obligation to deliver financial statements as herein described, and Borrower will pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with this Amendment and other related documentation.

8. Counterparts. This Amendment may be executed by each of the parties hereto in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

9. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

TPG RE FINANCE 4, LLC, a Delaware limited liability company

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Steven Pack
Name: Steven Pack
Title: Vice President

By:	/s/ Alexis Black
Name: Alexis Black
Title: Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGREED TO AND ACKNOWLEDGED BY:
GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Clive Bode
Name: Clive Bode
Title: Vice President

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND

AMENDMENT TO LOAN DOCUMENTS

(Tramonto)

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT AND AMENDMENT TO LOAN DOCUMENTS, dated as of October 21, 2016 (this “Amendment”), by and between TPG RE FINANCE 4, LLC, a Delaware limited liability company (“Borrower”) and DEUTSCHE BANK AG, NEW YORK BRANCH, a branch of a foreign banking institution (“Lender”), and is agreed to and acknowledged by TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company (“Guarantor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement (as hereinafter defined).

RECITALS

WHEREAS, Lender made a loan to Borrower in the maximum principal amount of $42,542,500 (the “Loan”) pursuant to the terms of that certain Loan and Security Agreement, dated as of June 26, 2015, as amended by that certain First Amendment to Loan and Security Agreement, dated as of December 31, 2015 (as so amended, and as same may be further amended, modified and/or restated, the “Loan Agreement”), between Borrower and Lender;

WHEREAS, in connection with the Loan Agreement, Borrower and Lender entered into that certain letter agreement, dated as of June 26, 2015 (as amended, modified and/or restated, the “Letter Agreement”);

WHEREAS, Lender sent a reservation of rights letter (the “ROR Letter”) relating to certain Underlying Loan Events of Default to Borrower on June 21, 2016;

WHEREAS, Underlying Borrower and Borrower are entering into a certain Seventh Omnibus Amendment to Loan Documents, dated as of the date hereof (the “UL 7th Amendment”), amending the Underlying Loan and Underlying Loan Documents; and

WHEREAS, Lender and Borrower wish to amend and modify the Loan Agreement and Letter Agreement upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower hereby agree that the Loan Agreement shall be amended and modified as follows:

1. Amendment to Loan Agreement. The definitions of “Extended Maturity Date”, “Spread Ratio”, “Stated Maturity Date” and “Underlying Excess Spread” as set forth in Section 1 of the Loan Agreement are hereby deleted in their entirety and replaced with the following:

“Extended Maturity Date” shall mean December 9, 2019.

“Spread Ratio” shall mean 62.39%.

“Stated Maturity Date” shall mean December 9, 2018.

“Underlying Excess Spread” shall mean 0.90% unless and until the Underlying Spread shall be reduced to 5.85% pursuant to the definition of “Spread” in the Underlying Loan Agreement (as amended by the UL 7th Amendment) whereupon the Underlying Excess Spread shall be zero.

2. Amendment to Letter Agreement. The definition of “Spread” as set forth in Section 1 of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“Spread” shall mean 3.65%.

3. Future Funding Paydown; Release of Excess Available Income. As a result of the Existing Underlying Loan Events of Default (as defined in the ROR Letter) and Borrower not funding Underlying Additional Advances as of the date of the ROR Letter and as of the date hereof due to defaults by Underlying Borrower and/or the failure of Underlying Borrower to satisfy applicable conditions precedent to funding under the Underlying Loan Documents for ninety (90) days, a Trigger Event has occurred and is continuing and Borrower was required to make a Future Funding Paydown pursuant to Section 2.07(b) of the Loan Agreement from and after the date of the ROR Letter. Notwithstanding the foregoing, Lender has elected, in its sole discretion, to waive such Future Funding Paydown prior to the date hereof and hereby agrees that it shall not require Borrower to make such Future Funding Paydown after the date hereof as a result of the Trigger Events described in the ROR Letter or any default under the Underlying Loan or Underlying Loan Event of Default existing as of the date hereof; provided, however, that the foregoing shall not constitute a waiver of Lender’s right to require Borrower to make a Future Funding Paydown or any other rights or remedies of Lender under the Loan Documents, at law or in equity as a result of any other Trigger Event, default under the Underlying Loan or Underlying Loan Event of Default first occurring after the date hereof or any default under the Underlying Loan or Underlying Loan Event of Default existing as of the date hereof with respect to which Lender has not received written notice from Borrower prior to the date hereof. In addition, as a result of the Existing Underlying Loan Events of Default, pursuant to Section 3.04(b)(iii) of the Loan Agreement, Lender has been entitled to apply excess Available Income to payment of the principal balance of the Loan. Notwithstanding the foregoing, Lender elected, in its sole discretion, not to apply excess Available Income to payment of the principal balance of the Loan prior to the date hereof and has held such excess Available Income in reserve as additional Collateral for the Loan. Borrower hereby acknowledges that Lender has released the total amount of such excess Available Income in the amount of $516,283.77 to Borrower on the date hereof and that such amount shall not be required to be repaid to Lender pursuant to or in connection with this Amendment.

4. Underlying Loan Future Disbursement Account; FD Underlying Additional Advances. Pursuant to Section 7.2.3 of the Underlying Loan Agreement (as amended by the UL 7th Amendment), Borrower and GACC are funding an advance of $18,000,000 ($11,700,000 of which is being funded by Borrower pursuant to its Participation Interest) of the unfunded principal amount of the Underlying Loan into the Future Disbursement Account (as defined in

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the Underlying Loan Agreement) on the date hereof and Borrower and GACC have agreed to advance an additional $16,000,000 ($10,400,000 of which shall be funded by Borrower pursuant to its Participation Interest) of the unfunded principal amount of the Underlying Loan into the Future Disbursement Account on December 1, 2016 and the remaining unfunded principal amount of the Underlying Loan (a pro rata portion of which shall be funded by Borrower pursuant to its Participation Interest) on June 1, 2017. For the avoidance of doubt, the parties acknowledge and agree that all of Borrower’s right, title and interest in and to the Future Disbursement Account, all funds from time to time on deposit therein and each “financial asset” (as defined in the Uniform Commercial Code) contained therein are part of the Collateral for the Loan and Borrower has granted to Lender a security interest therein pursuant to Section 4 of the Loan Agreement. The portion of each additional advance to be made into the Future Disbursement Account pursuant to Section 7.2.3 of the Underlying Loan Agreement which is to be funded by Borrower as described above shall be referred to herein as an “FD Underlying Additional Advance”. Borrower may submit Additional Advance Requests with respect to each FD Underlying Additional Advance to be funded by Borrower (including, without limitation, the FD Underlying Additional Advance to be funded by Borrower on the date hereof (the “Initial FD Underlying Additional Advance”)) in accordance with Section 2.07 of the Loan Agreement and, within five (5) Business Days after receipt of such Additional Advance Request (except with respect to the Initial FD Underlying Additional Advance for which such five (5) Business Day period is waived), Lender shall make an Additional Advance to Borrower in an amount equal to the product of (i) the amount of the FD Underlying Additional Advance required to be funded by Borrower under the Underlying Loan Agreement multiplied by (ii) the Advance Rate, provided that each of the conditions in Section 2.07(a) of the Loan Agreement (other than the conditions in Section 2.07(a)(iv)) have been satisfied (or waived in writing by Lender in its sole discretion pursuant to Section 2.07(b) of the Loan Agreement). Borrower shall not consent to, or otherwise permit, the disbursement to Underlying Borrower of any funds from the Future Disbursement Account unless the conditions in Section 2.07(a)(iv) have been satisfied (or waived in writing by Lender in its sole discretion pursuant to Section 2.07(b) of the Loan Agreement).

5. Representations and Warranties. Each of Borrower and Guarantor, as to itself, hereby represents and warrants to Lender as of the date hereof as follows:

(a)	Such party has, to the extent applicable, the power and requisite authority to execute, deliver and perform its obligations under this Amendment and any other document executed in connection herewith and, to the extent applicable, is duly authorized to, and has taken all action necessary to authorize such party to, execute, deliver and perform its obligations under this Amendment.

(b)	This Amendment constitutes legal, valid and binding obligations of such party (as applicable) enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and general principles of equity.

(c)	No consent, approval, authorization or order of any court or Governmental Authority or any third party is required in connection with the execution and delivery by such party of this Amendment or to consummate the transactions contemplated hereby, which consent has not been obtained.

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(d)	Such party does not have any defense, off-set, claim, counterclaim or cause of action of any kind or nature whatsoever against Lender with respect to the Loan, the Guaranty, the Loan Documents to which such party is a party or any debt incurred by such pursuant to the Loan Documents.

(e)	The representations and warranties made by Borrower in the Loan Agreement and the other Loan Documents or otherwise made by Borrower in connection therewith shall have been true and correct in all material respects as if remade on the date hereof, except to the extent the subject matter of such representation or warranty relates to a particular date specified therein, in which case such representation shall be true and correct as of such specified date.

6. No Defaults or Offsets. Borrower acknowledges as to itself that it is not in Default under the Loan Documents, and that it does not have any present claims, defenses or offsets against Lender thereunder.

7. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lender under the Loan Agreement, the Guaranty, any of the other Loan Documents or any other document, instrument or agreement executed and/or delivered in connection therewith.

8. Loan Agreement and Loan Documents in Full Force and Effect. Except as expressly amended hereby, Borrower acknowledges and agree that all of the terms, covenants and conditions of the Loan Agreement and the other Loan Documents remain unmodified and in full force and effect and are hereby ratified and confirmed in all respects.

9. Reaffirmation of Guaranty. Guarantor acknowledges the amendment and modification of the Loan Agreement and other Loan Documents pursuant to this Amendment and hereby ratifies and reaffirms all of the terms, covenants and conditions of the Guaranty and agrees that the Guaranty remains unmodified and in full force and effect and enforceable in accordance with its terms.

10. Expenses. Borrower acknowledges and agrees that this Amendment is being requested by Borrower, and Borrower will pay all of Lender’s reasonable, out-of-pocket costs and expenses incurred in connection with this Amendment and other related documentation.

10. Counterparts. This Amendment may be executed by each of the parties hereto in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

12. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER:

TPG RE FINANCE 4, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

LENDER:

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Dino Paparelli
Name: Dino Paparelli
Title: Managing Director

By:	/s/ Mrinal Dansingani
Name: Mrinal Dansingani
Title: Director

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGREED TO AND ACKNOWLEDGED BY:

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President